                                                      REGISTRATION NO. 33-
________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 INTEGCOM CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

      DELAWARE                                 412600                       22-3690168
(STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)     IDENTIFICATION NUMBER)

                           JAMES E. HENRY, PRESIDENT
                               C/O INTEGCOM CORP.
                               280 MIDLAND AVENUE
                         SADDLE BROOK, NEW JERSEY 07662
                                 (201) 794-6500
              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICE AND AGENT AND
                     TELEPHONE NUMBER INCLUDING AREA CODE)

                            ------------------------

           PLEASE ADDRESS A COPY OF ALL COMMUNICATIONS TO:
    KENNETH T. CASCONE, ESQ.            RICHARD FRIEDMAN, ESQ.
         CASCONE & COLE             SICHENZIA, ROSS & FRIEDMAN, LLP
  711 THIRD AVENUE, SUITE 1505     135 WEST 50TH STREET, 20TH FLOOR
       NEW YORK, NY 10017                 NEW YORK, NY 10020
  TELEPHONE NO. (212) 599-4747       TELEPHONE NO. (212) 664-1200
 TELECOPIER NO. (212) 599-7909       TELECOPIER NO. (212) 664-7329

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                  (Cover continued on next page)

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

________________________________________________________________________________

(Cover continued from previous page)

                        CALCULATION OF REGISTRATION FEE


                                                                                PROPOSED MAXIMUM
                                                             PROPOSED MAXIMUM      AGGREGATE
     TITLE OF EACH CLASS OF SECURITIES        AMOUNT TO BE    OFFERING PRICE       OFFERING         AMOUNT OF
             TO BE REGISTERED                 REGISTERED       PER UNIT(1)         PRICE(1)        REGISTRATION FEE
             ----------------                 ----------       -----------         --------        ------------
Common Stock, par value $.01 per share(2)..    1,150,000          $7.50          $ 8,625,000.00       $2,398.00
Warrants to purchase shares of Common
  Stock(2).................................    1,150,000          $ .10          $   115,000.00       $   32.00
Common Stock, par value $.01 per share,
  issuable upon exercise of Warrants(3)....    1,150,000          $9.75          $11,212,500.00       $3,118.00
Representative's Warrants to purchase
  shares of Common Stock and Warrants......      100,000          $.001          $       100.00       $     .03
Common Stock, par value $.01 per share,
  issuable upon exercise of
  Representative's Warrants................      100,000          $9.00          $   900,000.00       $  251.00
          Total............................                                                           $5,799.00

(1) Estimated solely for the purpose of calculating the registration fee.

(2) Includes 150,000 Shares or Warrants which may be issued upon the exercise of an option granted to the Underwriters to cover over-allotments, if any. See 'UNDERWRITING.'

(3) Pursuant to Rule 416, additional securities as may be issued pursuant to the anti-dilution provisions of the Warrants including the securities comprising a portion thereof, are also being registered.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT THE SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION DATED JANUARY   , 2000

PRELIMINARY PROSPECTUS

                          [LOGO] INTEGCOM CORP.
                                1,000,000 UNITS

------------------------

     This is an initial public offering of 1,000,000 units of InTegCom Corp. Each unit consists of one share of common stock and one redeemable common stock purchase warrant. The common stock and the warrants will be separately tradable immediately after the completion of this offering.

     Prior to this offering, no public market for the units exists. We anticipate that the initial public offering price will be between $5.20 and $7.50 per unit. This amount includes $.10 for each warrant.

                            ------------------------

     THIS INVESTMENT INVOLVES RISKS WHICH ARE DESCRIBED IN THE 'RISK FACTORS' SECTION BEGINNING ON PAGE 6.

                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY
   HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY
     OR ADEQUACY OF THIS PROSPECTUS. ANY     REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.


                                                               PER UNIT                TOTAL
                                                               --------                -----

Public offering price.....................................      $                     $
Underwriting discounts and commissions....................      $                     $
Proceeds to InTegCom Corp. ...............................      $                     $

     We have granted the underwriters the right to purchase an additional 150,000 units at the initial public offering price, minus the underwriting discount, to cover over-allotments. The underwriters are offering the units on a firm commitment basis.

                             MASON HILL & CO., INC.

                            ------------------------

            THE DATE OF THIS PROSPECTUS IS                   , 2000

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    3
Risk Factors................................................    6
Cautionary Note Regarding Forward-Looking Statements........   10
Use of Proceeds.............................................   11
Dividend Policy.............................................   12
Capitalization..............................................   13
Dilution....................................................   14
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   16
Business....................................................   21
Management..................................................   32
Certain Transactions........................................   40
Principal Stockholders......................................   40
Description of Securities...................................   41
Shares Eligible For Future Sale.............................   44
Underwriting................................................   44
Legal Matters...............................................   46
Experts.....................................................   46
How to Get More Information.................................   46
Change in Accountants.......................................   47
Financial Statements........................................  F-1

                               PROSPECTUS SUMMARY

     This summary highlights certain information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of purchasing our securities discussed under 'Risk Factors.' References in this prospectus to 'we', 'our' and 'us' refer to InTegCom Corp., ITC or its subsidiaries.

OUR BUSINESS

     We are a systems integrator and manufacturer of security and communication devices. As an integrator, we primarily design, customize, install, connect and maintain closed circuit television and access control systems for customers in the private and public sectors. Either together or on a stand-alone basis, these systems detect and reduce crime, prevent unauthorized entry, and record evidence of infractions or accidents. They are also an effective tool in improving building and facility management. In our smaller manufacturing operations, we develop and fabricate a line of video, audio and control devices with hardware and software elements that are used for our own integration efforts as well as those of other integrators.

     Our customers encompass transit authorities, airports, universities, office buildings, hospitals, banks, brokerage firms, hotels, airlines, utilities and other entities with security needs. Our current projects involve New York City Transit Authority, Motorola, Delta Airlines, Quest Communications Corp., Lucent Technologies, Inc., Silverstein Properties, Ameritrade, Port Authority of New York and New Jersey and Army, Air Force Exchange Services.

     To keep our competitive edge, we consistently seek either to develop in-house or to acquire from third parties advanced technologies applicable to our customers' evolving needs.

     Several new technological areas where we intend to focus are:

      Mobile applications for our closed circuit television products on buses, trains, armored cars, police vehicles and taxis, using high-level compression techniques.

      Communication link-ups for surveillance systems with high-quality, multi-media transmissions over long distances on existing networks so remote locations may be more easily connected to a central station.

      A programmable key, on a stand-alone basis or as one element in a system, that via a dedicated computer chip keeps track of where it has been and which lock is using it, replaces numerous keys with one key, restricts and controls its usage as well as changes locks electronically.

     Our management considers its forty-five-year relationship with Motorola to be one of its most important assets. We sell to Motorola and its authorized service shops closed circuit television devices that we either distributed or manufacture, and we support Motorola, its divisions and authorized service shops with integration, consulting and maintenance services. From Motorola, we purchase wireless technology products, including card readers and smart cards.

OUR STRATEGY

     Our objective is to become a leading systems integrator in security and communications that extends its customer base across the country. The key elements of our strategy involve:

      Continued application of new proven technological solutions for customer problems.

      Aggressive marketing to larger customers and projects regionally and nationally.

      Growth by acquisitions of, and joint ventures with, selected systems integrators in other areas of the country.

      Expansion of our work force in technical, marketing and managerial fields as well as our dealer network to capitalize on emerging business opportunities.

      Establishment of additional offices in new regions.

OUR OFFICES

     Our headquarters are located at 280 Midland Avenue, Saddle Brook, New Jersey, 07663; our telephone number is (201) 794-6500; and our web site, which is still under development, can be accessed at www.viscomproducts.com. Information to be contained in our web site is not part of this prospectus. We also maintain an office for systems integration in Grand Prairie, Texas near the Dallas - Ft. Worth airport.

CORPORATE BACKGROUND

     Our current management began operations in the fall of 1989 when we repurchased under the name of HBE Acquisition Corp., the original family business of one of our principal officers and directors from Communications Group, Inc., a publicly held company. Afterwards we established other corporations, including HBE Central Management, Inc. and Viscom Products, Inc. to operate different parts of our business acquired from others. See 'Business History'. In mid-November, 1999, we organized InTegCom Corp. in Delaware and in December of that year through an exchange of stock, those HBE and Viscom companies became the wholly owned subsidiaries of ITC.

THE OFFERING

Securities offered by us.......................  1,000,000 units, each consisting of one share of common stock and one warrant to purchase one
                                                   share
Common stock outstanding after this offering...  5,000,000 shares, assuming the underwriters do not exercise their over-allotment option
Warrants outstanding after this offering.......    1,000,000
Use of Proceeds................................  We intend to use the net proceeds of this offering to:
                                                   Market systems integration, new products and
                                                   technologies
                                                   Expand our dealer and value-added reseller
                                                   network,
                                                   Open sales and services offices in targeted
                                                   regions
                                                   Make acquisitions of other systems integrators
                                                   and related businesses,
                                                   Hire upper/middle-level management and
                                                   marketing personnel,
                                                   Increase research and development on
                                                   proprietary products for identifiable markets
                                                   Use balance for working capital
                                                   As an indirect benefit, the infusion of equity
                                                   resulting from this offering should expand our
                                                   bonding capabilities and allow us to handle
                                                   larger projects and customers.
Proposed NASDAQ Symbol.........................  '   ' and '  W'

     Except as noted, all of the information in this prospectus assumes that neither the warrants that we will issue to the representative of the underwriters or the underwriters' over-allotment option are exercised, and does not reflect the issuance of any of our 500,000 shares of common stock available under our 1999 incentive stock option plan.

                             SUMMARY FINANCIAL DATA

     You should read the following summary financial data together with the section in this prospectus entitled 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and our financial statements and notes thereto included elsewhere.

                                                  YEAR ENDED                   NINE MONTHS ENDED
                                                 DECEMBER 31,                    SEPTEMBER 30,
                                     ------------------------------------   -----------------------
                                        1996         1997         1998         1998         1999
                                        ----         ----         ----         ----         ----
STATEMENT OF OPERATIONS DATA
     Sales.........................  $4,908,375   $4,011,408   $6,783,267   $4,912,560   $5,253,051
     Cost of goods sold............   3,576,757    2,574,169    4,703,515     3,404,06    3,603,699
                                          72.87%       64.17%       69.34%       69.29%       68.60%
     Gross profit..................   1,331,618    1,437,239    2,079,752    1,508,494    1,649,352
                                          27.13%       35.83%       30.66%       30.71%       31.40%
     Selling, G&A..................   1,207,681    1,255,920    1,791,148    1,279,496    1,407,744
                                          24.60%       31.31%       26.41%       26.05%       26.80%
     Interest......................      70,156      159,672      106,939       74,300       63,618
                                           1.43%        3.98%        1.58%        1.51%        1.21%
     Income before taxes...........      53,782       21,647      181,666      154,698      177,990
     Income tax....................      22,716       21,946       76,191       65,047       68,000
     Net income (loss).............      31,066         (299)     105,474       89,651      109,990
                                           0.63%        0.01%        1.55%        1.82%        2.09%
     Retained earning beginning....     379,752      410,818      410,519      410,519      499,853
     Deficit acquired in merger....                               (16,141)           0            0
     Retained earning end..........     410,818      410,519      499,853      500,170      609,843
     Earnings per share............

     The pro forma balance sheet below, as of September 30, 1999, has been adjusted to reflect the issuance of $128,685 of promissory notes in December, 1999. The pro forma as adjusted balance sheet below, as of September 30, 1999, has been adjusted to reflect the sale of common stock and warrants offered in this prospectus at an assumed initial public offering price of $6.25 per share and $.10 per warrant representing the mid point of the filing range, and the receipt of the estimated net proceeds therefrom.

                                                           AS OF          AS OF           AS OF
                                                        DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                            1997           1998           1999
                                                            ----           ----           ----
BALANCE SHEET DATA
     Total working capital............................   $  150,424     $1,379,008     $1,570,875
     Total assets.....................................    2,697,848      3,054,800      3,411,919
     Total liabilities................................    2,076,029      2,343,647      2,590,776
                                                         ----------     ----------     ----------
     Total stockholder's equity.......................   $  621,819     $  711,153     $  821,143
                                                         ----------     ----------     ----------
                                                         ----------     ----------     ----------

                                  RISK FACTORS

     An investment in our common stock and warrants involves a high degree of risk. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors before investing in our securities.

RISKS RELATING TO OUR BUSINESS

WE MAY NOT BE ABLE TO DEVELOP OR ACQUIRE NEW TECHNOLOGICAL SOLUTIONS NECESSARY FOR OUR CUSTOMERS' REQUIREMENTS

     Our success depends on applying new technological developments to satisfy customer needs either through purchases from outside vendors or internal research. Any failure or delay to deliver these advances on our part could have a negative impact on business and its prospects. While rapid technological change does not typically occur in the security market, from time to time we or other vendors develop superior technology. In the past, we have been able to invent or identify new technological advances early, incorporate their applications into our systems design and provide them to our customers ahead of our competition. However, in the future we may fail to develop or miss these applications through our own neglect or because the vendors have made exclusive arrangements with competitors.

WE ARE CURRENTLY DEPENDENT UPON A SMALL NUMBER OF CUSTOMERS FOR A LARGE PORTION OF OUR REVENUES.

     In the year ended December 31, 1997 NYC Transit accounted for 21% of these revenues, Motorola for 7% and Silverstein Properties for 6%. In 1998 NYC Transit represented 34% of these revenues, Motorola represented about 14% and Silverstein Properties represented 8%. In the first nine months of 1999, NYC Transit accounted for about 40% of these revenues, Port Authority nearly 8% and Army/Air Force Exchange 6%.

     The loss of or diminution of business from NYC Transit or any other of these customers could have a material adverse effect on our business, financial condition and results of operations. In nearly all these cases, individual clients involve multiple projects and contracts which reduce the likelihood of a total loss of anyone's business due to a single occurrence. From five to forty-five years these customers have selected ITC to purchase new security systems and to handle their maintenance services. Revenue derived from other existing and new clients could offset any loss of these customers or a lessening of their business.

FOR KEY DEVICES AND SOFTWARE, WE ARE ALSO DEPENDENT ON ONLY A FEW VENDORS AND WE RELY ON TIMELY DELIVERIES OF EQUIPMENT FROM ALL OUTSIDE SOURCES

     We obtain from sole sources devices and software for specific access control and imaging, remote transmission, smart key and mobile applications. The loss of any one of these companies as suppliers or our inability to develop or acquire new technologies from other sources could have an adverse impact on our business and its prospects.

     Timely vendor deliveries of equipment meeting our stringent quality-control standards from all suppliers are also important to our business because each installed system requires a variety of elements to be fully functioning at once. The failure to deliver any critical device or component, when needed in operating condition, can delay a project, trigger vendor penalties, halt progress payments or result in cancellation.

WE EXPERIENCE INTENSE COMPETITION FOR BUSINESS FROM A VARIETY OF SOURCES AND MAY BE COMPELLED ON GOVERNMENT PROJECTS TO ENGAGE IN COMPETITIVE BIDDING OR AFFIRMATIVE ACTION PROGRAMS WITH MINORITY CONTRACTORS

     In system integration, ITC competes for new and existing businesses with large construction firms, electrical contractors, consultants in the security business and other systems integrators. In its manufacturing operations, InTegCom vies with numerous manufacturers such as -- Vicon, Sensormatic, Pelco and Phillips. Many are much larger than ITC with many more resources. Currently, our integration operations and other dealers, including Motorola service shops which we supply, consume substantially all our manufactured products.

     Pursuit of government business typically requires competitive bidding under an exacting set of varied rules. While a few public customers compel competitive bidding, for the most part, we have avoided it. Because the low bidder is generally awarded this contract, this type of business often means lower profit margins. Instead, we prefer to specialize in design-build projects where ITC, in effect, writes the specifications due to its advanced technical expertise and then implements and completes the project in a timely and economic manner. This is not always feasible or possible.

     In the government arena, a winning bidder may also be compelled to subcontract to or hire minority enterprises for security projects to satisfy the requirements of existing or future affirmative action programs. In that event, we may encounter difficulties finding technologically qualified subcontractors that comply with these requirements.

WE RELY ON ONLY A FEW KEY EXECUTIVES

     James E. Henry, Irvin F. Witcosky and Louis Massad, our three top officers and directors, are employees vital to our business operations. The loss of any one of them could have an adverse impact on our business, financial condition or results of operations.

     We have recently entered into five (5) year employment contracts with Messrs. Henry, Witcosky and Massad. See 'Management -- Employment Agreements.' In addition, we maintain key man insurance policies on the lives of Mr. Henry and Mr. Witcosky, each in the amount of $1,000,000 with InTegCom as the primary beneficiary.

OUR BUSINESS AND GROWTH WILL SUFFER IF WE ARE UNABLE TO HIRE AND RETAIN HIGHLY SKILLED PERSONNEL

     Our future success depends on our ability to attract, train, motivate and retain highly skilled employees. If we are unable to hire and retain skilled personnel, our growth may be restricted, the quality of our products and services reduced and our revenues and the value of your investment reduced. Competition for highly skilled employees is intense in our industry. We may be unable to retain our skilled employees or attract, assimilate and retain other highly skilled employees in the future. We have from time to time in the past experienced, and we may experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications.

OUR PAST ANNUAL FINANCIAL RESULTS HAVE BEEN INCONSISTENT AND ARE NOT PARTICULARLY IMPRESSIVE AND FUTURE RESULTS MAY BE SIMILAR OR WORSE.

     For the year ended December 31, 1996, 1997 and 1998 our sales were $4,908,375, $4,011,408 and $6,783,267, and our net income (loss) for those years was $31,066, ($299) and $105,474. While these numbers demonstrate some growth, they also reveal one year in which there was a sales decline. Our annual profitability has not been continuous, and we actually suffered a small loss in the year in which the sales decline occurred. In profitable years, our net income was small in actual dollar amounts as well as in relationship to total sales, representing from .6% to 1.6% of sales. We cannot predict whether the future offers better or worse financial results. This financial pattern, if it persists, could negatively affect your investment.

ECONOMIC DOWNTURNS OR RECESSIONS MAY DAMPEN THE DEMAND FOR OUR SECURITY SYSTEMS

     Our previous experience indicates that during economic declines, some decisions to implement security programs and install systems are deferred or cancelled. In other cases, customers may increase their purchases of security systems because they fear more inventory shrinkage and theft will occur due to peoples' increasing economic need. With nearly eight years of national economic growth, it is reasonable to anticipate some slowdown in economic activity in the foreseeable future. However, we are not able to predict whether a slowdown will have a negative effect, and the extent, if any, on ITC's business, financial condition and results of operations.

IF WE DO NOT DEVELOP A SUFFICIENT SALES AND MARKETING FORCE, WE MAY NOT BE ABLE TO IMPROVE PROFITABILITY AND INCREASE REVENUES SUFFICIENTLY

     Currently, we engage in limited marketing activities, conducted primarily by our senior management. We have obtained leads for new business mainly through recommendations from existing clients and general word of mouth rather than extensive marketing and sales campaigns. After the completion of this offering, we will hire an in-house sales and marketing staff, but our efforts to develop a sufficient sales and marketing campaign may prove to be inadequate. Our inability to develop an effective sales and marketing group could have a negative effect on our planned growth and profitability.

WE MAY NOT BE ABLE TO SUCCESSFULLY MAKE ACQUISITIONS OR FORM JOINT VENTURES AS A MEANS OF FOSTERING OUR GROWTH

     We may not be able to identify suitable candidates for acquisitions or joint ventures or consummate transactions with them. Since we are relying on acquiring other companies and forming joint ventures with independent integrators to promote our growth, our opportunities may be limited in this regard.

     If we make an acquisition of a company or form a joint venture, we could have difficulty assimilating the acquired company's operations and personnel or working with the joint adventurer which could increase our expenses and reduce the value of your investment. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and charges as well as materially and adversely affect our revenues and the value of your investment.

WE HAVE NO PATENTS, PATENTS PENDING OR COPYRIGHTS, AND WE MAY NOT BE ABLE TO PROTECT OUR REMAINING PROPRIETARY RIGHTS AND MAY INFRINGE ON THE PROPRIETARY RIGHTS OF OTHERS

     We have no patents, patents pending or copyrights, but we regard our trade secrets and similar intellectual property as important to our success. However, our efforts to establish and protect our proprietary rights may be inadequate to prevent misappropriation or infringement of our proprietary property. If we are unable to safeguard our intellectual property rights, our business, operating results and financial condition could be materially harmed. Third parties may bring claims of copyright or trademark infringement against us or claim that our use of certain technologies violates a patent. Third parties may also claim that we have misappropriated their technology or otherwise infringed on their proprietary rights. At present, we are not aware of any claims. Any claims of infringement, with or without merit, could be time-consuming to defend, result in costly litigation, divert management attention, require us to enter into expensive royalty or licensing arrangements or prevent us from using important technologies or methods. These eventualities, together or alone, could damage our business and financial condition.

FAILURE OF COMPUTER SYSTEMS AND SOFTWARE PRODUCTS TO BE YEAR 2000 COMPLIANT COULD NEGATIVELY IMPACT OUR BUSINESS

     Many currently installed computer systems and software products only accept two digits to identify the year in any date. Thus, the year 2000 will appear as '00', which the system might consider to be the year 1900 rather than the year 2000. This could result in system failures, delays or miscalculations, causing disruptions to installed customer base and our own business operations. The failure of systems to be Year 2000 compliant could cause us to incur significant expense to remedy any problems, reduce our revenues or otherwise seriously damage our business. Our failure to correct a material Year 2000 problem could result in an interruption or a failure of some of our normal business activities or operations as well as payments from customers. To date, we have incurred a modest cost to update our accounting system to comply with the Year 2000 requirements, and we do not believe that we will incur significant costs for other purposes in the foreseeable future. However, actual costs of compliance may have a material adverse effect on our business, operating results and financial position.

WE MAY BE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS

     Based on our current operating plan, we anticipate that the net proceeds of this offering and funds provided by operations will allow us to meet our cash requirements for the foreseeable future after the date of this prospectus. We may require additional funding sooner than anticipated. Moreover, unplanned acquisition and development opportunities and other contingencies may arise, which could require us to raise more capital. Additional financing may not be available on commercially reasonable terms, if at all. If we raise additional capital through the sale of equity, including preferred stock or convertible securities, the percentage ownership of our then existing stockholders will be diluted.

WE NEED TO MANAGE OUR GROWTH EFFECTIVELY

     Our growth has placed, and will continue to place, a significant strain on our managerial, operational and financial resources. Failure to manage our growth effectively could have a material adverse effect on our business. Eventually, we need to:

      hire an administrative head and more project managers;

      improve our financial and management controls, reporting systems and procedures;

      expand, train and supervise our work force for manufacturing, installation, marketing and sales, and research and development; and

      manage multiple relationships with key customers, strategic partners and other third parties

RISKS RELATING TO THIS OFFERING

OUR MANAGEMENT WILL CONTROL ALMOST 80% OF OUR COMMON STOCK AFTER THIS OFFERING AND THEIR INTERESTS MAY BE DIFFERENT FROM AND CONFLICT WITH YOURS

     The interests of management could conflict with the interests of our other stockholders. After this offering, Mr. Henry, Mr. Witcosky and Mr. Massad will beneficially own a total of approximately 80% of our outstanding common stock if the underwriters' over-allotment option is not exercised in full. Accordingly, if they act together, they will have the power to control the election of all of our directors and other issues for which the approval of our shareholders is required. If you purchase shares of our common stock and warrants, you may have no effective voice in our management.

OUR MANAGEMENT WILL HAVE SUBSTANTIAL DISCRETION OVER THE USE OF PROCEEDS OF THIS OFFERING AND MAY NOT APPLY THEM EFFECTIVELY

     Our management will have flexibility in applying the net proceeds of this offering and may apply the proceeds in ways with which you do not agree. The failure of our management to apply these funds effectively could materially harm our business. The proposed allocation of this offering's net proceeds represents our management's best estimate of the expected utilization of funds to finance our activities in accordance with its current objectives and market conditions.

YOU WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION

     You will experience an immediate and substantial dilution of $5.11 per share in the net tangible book value per share of common stock from the initial public offering price, assuming an initial public offering price of $6.25 per share, representing the mid point of the filing range. You may also experience dilution if future stock options to purchase our shares, or if the warrants issued to the public or to be issued to the representative of the underwriters, are exercised. Accordingly, existing shareholders will benefit disproportionately from this offering.

UNLESS A PUBLIC MARKET DEVELOPS FOR OUR SECURITIES, YOU MAY NOT BE ABLE TO SELL YOUR SHARES

     Prior to this offering, there has been no public market for our common stock. Although we have applied to register or list our shares of common stock and warrants on NASDAQ small cap market list and the Boston Stock Exchange, an active trading market may not develop or be maintained. Failure to develop or maintain an active trading market could negatively affect the price of our securities.

OUR STOCK PRICES MAY FLUCTUATE, WHICH MAY MAKE IT DIFFICULT TO RESELL YOUR SHARES AT ATTRACTIVE PRICES

     The market price of our common stock may be highly volatile. The market prices of securities of other technologically oriented companies of similar size are highly volatile. Factors that could cause volatility in our stock price include:

      fluctuations in our quarterly operating results;

      changes in the market valuations of other security or technology companies and stock market prices and volume fluctuations generally;

      economic conditions specific to the security industry;

      announcements by us or our competitors relating to new services or technologies, significant acquisitions, strategic relationships, joint ventures or capital commitments;

      applicable regulatory developments; and

      additions or departures of our key personnel.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. These statements are not historical facts, but rather are based on our current expectations, estimates and projections about our industry, our beliefs and assumptions. Words including 'may,' 'could,' 'would,' 'will,' 'anticipates,' 'expects,' 'intends,' 'plans,' 'projects,' 'believes,' 'seeks,' 'estimates' and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which remain beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties are described in 'Risk Factors' and elsewhere in this prospectus. We caution you not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. We are not obligated to update these statements or publicly release the result of any revisions to them to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                USE OF PROCEEDS

     We estimate that we will receive net proceeds of approximately $5,100,000 from our sale of the securities in this offering, assuming an initial public offering price of $6.35, the mid-point of the filing range. If the underwriters exercise their over-allotment option in full, we will receive net proceeds of approximately $5,930,000. These amounts are derived after deducting estimated underwriting discounts, commissions, fees and expenses of approximately $1,250,000 and $1,373,000 payable by us. We currently intend to utilize the net proceeds of this offering substantially as follows:

                                                                         PERCENT
                                                               AMOUNT      (%)
                                                               ------      ---
Market systems integration, new products and technologies...  $900,000    17.6%
Expand dealer and Value-Added Resellers ('VAR') network.....  $500,000     9.8%
Open additional sales and services offices..................  $500,000     9.8%
Make acquisitions of other systems integrators and related
  businesses................................................  $750,000    14.7%
Hire management and marketing personnel.....................  $600,000    11.8%
Increase research and development on proprietary products
  for identifiable markets..................................  $600,000    11.8%
Repay bank loan in part.....................................  $500,000     9.8%
Use balance for working capital.............................  $750,000    14.7%

MARKET SYSTEMS INTEGRATION SERVICES AND NEW PRODUCTS

     We intend to actively solicit new customers and business by exhibiting at trade shows, advertising in trade magazines and setting up a sales group to make calls on prospective customers.

EXPAND DEALER AND VAR NETWORK

     We must solicit and support additional dealers and VAR's to market more of our products and services. To do so, we will identify experienced and qualified resellers and dealers, send our representatives into the field to discuss relationships with InTegCom and demonstrate our products, then enroll them.

OPEN ADDITIONAL SALES AND SERVICE OFFICES

     In selected areas of the country, we intend to open new offices. These locations have not been determined as yet, but the primary factors in their selection will be the extent of business prospects and qualified personnel available there. Having a presence in specific geographic markets should increase our chances to develop new or additional business.

MAKE ACQUISITIONS OF OTHER SYSTEMS INTEGRATORS AND RELATED BUSINESSES

     Although none have been identified, we anticipate acquiring other systems integrators in the security industries of similar or smaller size than us and related businesses. These concerns will in all probability be located in geographic areas other than our current offices and will enable us to compete for business in those areas or on a more national basis.

HIRE MANAGEMENT AND MARKETING PERSONNEL

     We expect to hire additional management and marketing personnel in order to grow our business. Management personnel will assist in directing existing and new personnel for projects and overall business. We need to more actively market our services and manufactured products. Since we have not done so in the past, it is necessary to hire qualified personnel with marketing and sales experience in selling security or technical devices.

INCREASE RESEARCH AND DEVELOPMENT

     Our research and development needs to be expanded. Work has already started on a new specialized network product, and we seek to initiate other projects, such as a graphic user interface and customized camera housings.

     Initially we shall focus on selling products in the final phase of our research and development, including a networking system, as well as digital video recording devices manufactured by other vendors.

USE BALANCE FOR WORKING CAPITAL

     We anticipate that our working capital needs will increase substantially as we grow the business. Consequently, we will utilize more funds to pay for, among other things, increased purchases from vendors, additional salaries and wages, professional fees and expenses and other operating costs.

     The increase in our equity and improvements in our balance sheet resulting from this offering should also enable us to increase our bonding capabilities in order to win larger projects. Keep in mind these allocations are estimates only and may be revised from time to time to meet our requirements; any excess will be added to working capital and any shortage will be deducted from working capital. Allocations may also be changed in response to unanticipated developments in InTegCom's business. Based upon our management's judgments, we may re-allocate such amounts from time to time among these categories or to new categories if we believe this to be in our best interest. In the event that the underwriters' over-allotment option is exercised, we will realize additional net proceeds which will be added to working capital.

     Pending full utilization of the net proceeds of this offering, we intend to make temporary investments in United States government or federally insured securities. We believe that the net proceeds from this offering plus working capital from operations and other sources of funds will be adequate to sustain our operations for the foreseeable future. It is anticipated that such proceeds will be utilized over the first 36 months after this offering.

                                DIVIDEND POLICY

     We have never declared or paid any cash or stock dividends on our capital stock. We presently intend to reinvest earnings to fund the development and expansion of our business and hence do not anticipate paying cash dividends on our common stock in the foreseeable future. The declaration of dividends will be at the discretion of our board of directors and will depend upon our earnings, capital requirements and financial position, general economic conditions and other pertinent factors.

                                 CAPITALIZATION

     The following table sets forth our capitalization at September 30, 1999 and as adjusted gives effect to the issuance and sale of the 1,000,000 shares of common stock and 1,000,000 warrants and the initial application of the estimated net proceeds.

                                                                SEPTEMBER 30, 1999
                                                              -----------------------
                                                                ACTUAL      ADJUSTED
                                                                ------      --------
Indebtedness
     Short-term debt, due to bank and others, including
       current portion of long term debt....................  $   81,622   $   81,622
     Long-term debt due to bank and third parties...........   1,367,738    1,367,738
Stockholder's equity
     Preferred Stock, par value $.01 per share; 2,000,000
       shares authorized, none issued
     Common Stock, par value $.01 per share; 10,000,000
       shares authorized, 5,000,000 shares issued and
       outstanding as adjusted..............................      40,000       50,000
     Additional paid-in capital.............................     171,300    5,981,300
     Retained earnings......................................     609,843      609,843
                                                              ----------   ----------
          Total stockholder's equity........................  $  821,143   $6,641,143
                                                              ----------   ----------
                                                              ----------   ----------

The above table includes our:

      bank debt in the aggregate of $1,239,053 with interest at the bank's prime rate, which will vary plus 1/2% under a loan agreement dated September 8, 1999 and two related notes -- one in the amount of $2,000,000, due in full on June 1, 2001 for working capital and the other in the amount of $250,000 due in 60 consecutive monthly installments starting October 1, 2000 for equipment purchases, together aggregating $2,250,000. Interest payments on these notes are due monthly from September or October 1, 1999. All our assets and the personal guarantees of two of our top officers are used to secure these notes.

      settlement of debt aggregating $128,685, including deferred interest, owed to a third party for money lent to us in October, 1989 under two promissory notes due December 1, 2003 and 2004 at 10% interest per year. This debt is personally guaranteed by Mr. Henry and Mr. Witcosky.

      recapitalization in which we organized InTegCom Corp., issued an aggregate of 4,000,000 shares of its common stock to Mr. Henry and Mr. Witcosky in exchange for all the common stock they held in the following corporations:
      HBE Acquisition Corp, Viscom Products Inc., HBE Central Management Inc. As a result, all these companies are now wholly owned subsidiaries of InTegCom.

However, the above table does not cover our:

      1,000,000 shares of common stock issuable upon exercise of the warrants to be sold in this public offering up to 150,000 shares of common stock and 150,000 warrants to be issued on their exercise to purchase the same number of shares under the underwriters' over-allotment option

      500,000 shares of common stock reserved for issuance under our incentive stock option plan

      100,000 shares of common stock to be issued on the exercise of the representative's warrants.

                                    DILUTION

     As of September 30, 1999, our net tangible book value was $593,000, or approximately $.15 per share of common stock. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock issued and outstanding after giving effect to the recapitalization described in this prospectus under 'Capitalization' and Note 1 to the financial statements included elsewhere.

     After giving effect to the sale of the 1,000,000 shares of common stock at $6.25 per share and 1,000,000 warrants in this public offering at $.10 per warrant, and after deducting estimated underwriting discounts and offering expenses, our pro forma as adjusted net tangible book value at September 30, 1999 would have been $5,693,000 or $1.14 per share of common stock. This represents an immediate increase in net tangible book value of $.99 per share of common stock to existing stockholders and an immediate dilution in net tangible book value of $5.11 per share of common stock, or approximately 82%, to new investors.

     The following table illustrates this per share dilution:

     Assumed initial public offering price per share of
      common stock..........................................  $6.25
     Net tangible book value per share prior to the
      offering..............................................  $ .15
     Increase in net tangible book value per share
      attributable to the offering..........................  $ .99
     Pro forma, as adjusted, net tangible book value per
      share after the offering..............................  $1.14
     Dilution of net tangible book value per share to
      investors in the offering.............................  $5.11

     If the underwriters' over-allotment option is exercised in full, our pro forma as adjusted net tangible book value after the offering would have been $6,527,791 or $1.27 per share of common stock. This represents an immediate increase in net tangible book value of $.97 per share of common stock to existing stockholders and an immediate dilution in net tangible book value of $4.98 per share of common stock, or approximately 87%, to new investors.

     The following table summarizes on a pro forma basis, as of September 30, 1999, the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders of common stock and the investors in this offering, assuming the sale of 1,000,000 shares and 1,000,000 warrants at the prices indicated above and offered by this prospectus. The calculations are based upon total consideration given by new investors and existing stockholders before any deduction of underwriting discounts and offering expenses payable by us.

                                        SHARES PURCHASED     TOTAL CONSIDERATION     AVERAGE
                                       -------------------   --------------------     PRICE
                                        NUMBER     PERCENT     AMOUNT     PERCENT   PER SHARE
                                        ------     -------     ------     -------   ---------
Existing Stockholders................  4,000,000      80%    $  821,000      11%      $ .21
New investors........................  1,000,000      20      6,350,000      89        6.35
                                       ---------     ---     ----------     ---       -----
     Total...........................  5,000,000     100%    $7,171,000     100%      $6.56
                                       ---------     ---     ----------     ---       -----
                                       ---------     ---     ----------     ---       -----

                         SELECTED FINANCIAL INFORMATION

     The historical selected financial data as of December 31, 1998 and for the years ended December 31, 1996, 1997, and 1998 are derived from and should be read in conjunction with our audited financial statements and their notes included elsewhere in the prospectus. The historical selected financial data as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 are derived from and should be read in conjunction with our unaudited financial statements and their notes included elsewhere in the prospectus. In the opinion of management, the unaudited financial statements include all material adjustments, consisting of only normal, recurring adjustments, necessary for a fair presentation of the financial position and results of operations for the period. The data presented below should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the financial statements and accompanying notes appearing elsewhere.

     Shares of common stock outstanding have been restated to reflect the recapitalization described in Note 1 to the accompanying financial statements.

     The pro forma balance sheet below, as of September 30, 1999, has been adjusted to reflect the sale of common stock and warrants offered in this prospectus at an assumed initial public offering price of $6.25 per share and $.10 per warrant representing the mid point of the stock's filing range, and the receipt and application of the estimated net proceeds from it.

                                                                           NINE MONTHS ENDED
                                     YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                              --------------------------------------    ------------------------
                                 1996          1997          1998          1998          1999
                                 ----          ----          ----          ----          ----
STATEMENT OF OPERATIONS DATA
Sales.......................  $4,908,375    $4,011,408    $6,783,267    $4,912,560    $5,253,051
Cost of goods sold..........  $3,576,757    $2,574,169    $4,703,515    $3,404,066    $3,603,699
                                   72.87%        64.17%        69.34%        69.29%        68.60%
Gross profit................  $1,331,618    $1,437,239    $2,079,752    $1,508,494    $1,649,352
                                   27.13%        35.83%        30.66%        30.71%        31.40%
Selling, G&A................  $1,207,681    $1,255,920    $1,791,148    $1,279,496    $1,407,744
                                   24.60%        31.31%        26.41%        26.05%        26.80%
Interest....................  $   70,156    $  159,672    $  106,939    $   74,300    $   63,618
                                    1.43%         3.98%         1.58%         1.51%         1.21%
Income before taxes.........  $   53,782    $   21,647    $  181,666    $  154,698    $  177,990
Income tax..................  $   22,716    $   21,946    $   76,191    $   65,047    $   68,000
Net income (less)...........  $   31,066    $     (299)   $  105,474    $   89,651    $  109,990
                                    0.63%         0.01%         1.55%         1.82%         2.09%
Retained earning              $  379,752    $  410,818    $  410,519    $  410,519    $  499,853
  beginning.................
Deficit acquired in                                         (16,141)             0             0
  merger....................
Retained earning end........  $  410,818    $  410,519    $  499,353    $  500,170    $  609,843
Earnings per share..........

                                                           AS OF          AS OF           AS OF
                                                        DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                            1997           1998           1999
                                                            ----           ----           ----
BALANCE SHEET DATA:
Total working capital.................................   $1,145,424     $1,379,008     $1,570,875
Total assets..........................................    2,697,848      3,054,800      3,411,919
Total liabilities.....................................    2,076,029      2,343,647      2,590,776
Total stockholder's equity............................   $  621,819     $  711,153     $  821,143

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following management's discussion and analysis of the financial condition and results of operations should be read in conjunction with our financial statements and their notes appearing elsewhere in this prospectus. In addition to historical information, the management's discussion and analysis of financial condition and results of operations as well as other parts of this prospectus contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of factors, including but not limited to, those set forth under 'Risk Factors' and elsewhere.

OVERVIEW

     We were incorporated in 1989 under the name HBE Acquisition Corp. initially to repurchase the Closed Circuit Television ('CCTV') division of Communications Group, Inc. and to provide customers with systems integration services in the security area. Other affiliated companies were formed to handle related activities from 1990 to 1991. The companies also include Viscom Products Inc. and HBE Central Management, Inc.

     In November, 1999, we organized InTegCom Corp. in the state of Delaware in preparation for this public offering. Immediately afterwards, Mr. Henry and Mr. Witcosky exchanged the common stock that they held in the other affiliated companies which we mentioned above, with InTegCom for its common stock. Consequently, these companies are all wholly owned subsidiaries of ITC.

     Our largest customer, NYC Transit, accounted for 40% and 31% of our revenues in each of the nine month periods ended September, 1999 and 1998, 34% and 21% of revenues in each of the fiscal years ended December 31, 1998 and 1997. We anticipate that NYC Transit will continue to account for a significant portion of our revenues in the future.

     Four other customers each accounted for from 2% of our revenues to 8% during the same periods.

RESULTS OF OPERATIONS

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 1998 TO NINE MONTHS ENDED SEPTEMBER 30, 1999

     Sales

     Sales increased to $5,253,051 for the nine months ended September 30, 1999 from $4,912,560 for the nine months ended September 30, 1998. The increase of $340,491 or 7% was primarily due to an increase in sales volume from existing and new customers.

     Cost of Sales

     Cost of sales increased to $3,603,699 or 69% of sales, for the nine months ended September 30, 1999 from $3,404,066 or 69% of sales, for the nine months ended September 30, 1998. This increase was primarily due to the increase in sales volume in the first nine months of 1999.

OPERATING COSTS AND EXPENSES

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to $1,407,744 or 27% of sales, for the nine months ended September 30, 1999, from $1,279,496, or 26% of sales, for the nine months ended September 30, 1998. A slight increase of $128,248 or 10% due primarily to the cost incurred to update our computer network for Y2K and other upgrades and enhancements.

     Interest Expense, Net of Interest Income. Interest expense decreased to $63,618 or 1.1% of sales for the nine months ended September 30, 1999 from $74,300 or 1.5% of sales for the nine months ended September 30, 1998. The decrease was primarily due to lesser borrowing against our line of credit due to more efficient cash flow generated through our collection, in addition to lower interest rates prevailing in the general economy.

     Net Income. For the nine months ended September 30, 1999, InTegCom's net income totaled $109,990 or 2.09% of sales, as compared to $89,651 or 1.82% of sales for the nine months ended September 30, 1998. This increase is principally attributable to a growing sales volume.

COMPARISON OF YEAR ENDED DECEMBER 31, 1997 TO FISCAL YEAR ENDED
DECEMBER 31, 1996

     Sales

     Sales decreased to $4,011,408 for the year ended December 31, 1997 from $4,908,375 for the year ended December 31, 1996. The $896,967 or 18.3% decrease in sales was primarily due to our concentration on selected quality projects with improved margins and the negotiation and design of a major integrated security system for our largest customer.

     Cost of Sales

     Cost of sales for the year ended December 31, 1997 were $2,574,169 or 64% of sales compared to $3,576,757 for the year ended December 31, 1996, or 73% of sales. This represented an 9% decrease in cost of sales which reflects an improvement in margins.

OPERATING COSTS AND EXPENSES

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to $1,255,920 or 31% of sales for the year ended December 31, 1997, from $1,207,681 or 25% of sales for the year ended December 31, 1996. This increase of $48,239 was attributable to lower sales volume and increased fixed costs.

     Interest Expense, Net of Interest Income. Interest expenses increased to $159,672 or 4% of sales for the year ended December 31, 1997, from $70,156 or 1.4% of sales for the year ended December 31, 1996. The $89,516 increase was the result of additional borrowing to meet fixed costs, coupled with higher interest rates due to economic conditions.

     Net Income (loss). For the year ended December 31, 1997, InTegCom's net loss totaled $(299) or (0.01%) of revenues, a marginal break-even as compared to a net profit of $31,066 or 0.63% of revenues for the year ended December 31, 1996. The decrease in income was primarily due to a decrease in sales volume.

COMPARISON OF YEAR ENDED DECEMBER 31, 1998 TO YEAR ENDED DECEMBER 31, 1997

     Sales

     Sales increased to $6,783,267 for the year ended December 31, 1998 from $4,011,408 for the year ended December 31, 1997. The $2,771,859 or 69% increase in revenues was mainly attributable to increased sales from new customers and additional business from existing customers. Our five largest customers accounted for approximately 68% of revenues for the year ended December 31, 1998 compared to 40% of revenues for the year ended December 31, 1997.

     Cost of Sales

     Costs of sales for the year ended December 31, 1998 were $4,703,515 or 69% of revenues, compared to $2,574,169 for the year ended December 31, 1997, or 64% of sales. A 5% increase in cost occurred because of increased subcontract work required for the projects and the introduction of new digital technology that required more personnel training and integration effort.

OPERATING COSTS AND EXPENSES

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to $1,791,148 or 26% of sales for the year ended December 31, 1998 from $1,255,920 or 31% of sales for the year ended December 31, 1997. This 1998 increase of $535,228 or 5% stemmed from increased selling expenses.

     Interest Expense, Net of Interest Income. Interest expenses decreased to $106,939 or 2% of sales for the year ended December 31, 1998, from $159,672 or 4% of sales for the year ended December 31, 1997. The $52,733 savings was the result of better cash management, coupled with reduced interest rates prevalent in the general economy.

     Net Income. For the year ended December 31, 1998 InTegCom's net income totaled $105,474 or 2% of sales, as compared to a net loss of $(299) of sales for the year ended December 31, 1997. The difference can be attributed to higher sales volume and better cash flow management.

LIQUIDITY AND CAPITAL RESOURCES

     Since our inception, we have financed our operations through bank debt, loans and equity from principals, loans from third parties and funds generated by our business. As of September 30, 1999, we had $269,804 in cash.

     Net Cash Provided by Operating Activities. Net cash used in operating activities decreased to $11,979 for the year ended December 31, 1998 from a negative cash flow $72,816 for the year ended December 31, 1997 resulting from the increase of net income to $105,475 and customer deposit of $150,000.

     Net Cash Used in Investing Activities. Net cash used in investing activities increased to $200,974 for the year ended December 31, 1998 from $155,498 for the year ended December 31, 1997; the increase was primarily attributed to the purchase of new computer software and equipment for the year 2000 compliance.

     Net Cash Provided From Financing Activities. Net cash generated from financing activities increased to $223,955 for the year ended December 31, 1998 from $111,811 for the year ended December 31, 1997, a slight increase considering the volume increase of 69% in revenues from $4,011,408 in the year ended December 31, 1997 to $6,783,267 for the year ended December 31, 1998.

     In September, 1999, InTegCom changed banks. The new bank granted us a line of credit of $2,000,000 for working capital needs and $250,000 for new equipment purchases. Only $973,000 from this new line was drawn down to repay the old bank debt.

     Our capital requirements have grown since our inception consistently with the growth of our operations and staffing. We expect our capital requirements to continue to increase in the future to expand and maintain our growth and to remain a competitive force in our industry. We intend to use approximately $3,850,000 of the net proceeds from this initial public offering for expansion and improvements. See the section in this prospectus entitled 'Use of Proceeds.' We believe that the cash flow from operations, combined with our borrowing capabilities and the net proceeds from this offering will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least the foreseeable future after this offering.

RECENTLY ISSUED ACCOUNTING STANDARDS

     Effective October 1, 1997, we adopted the provisions of SFAS No. 130, 'Reporting Comprehensive Income.' SFAS No. 130 establishes standards for reporting comprehensive income, defined as all changes in equity from non-owner sources. Adoption of SFAS No. 130 did not have a material effect on our financial position or net income.

     Effective October 1, 1997, we adopted the provisions of SFAS No. 131, 'Disclosures About Segments of an Enterprise and Related Information.'
SFAS No. 131 establishes standards for the way the public enterprises report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to stockholders. Adoption of SFAS No. 131 did not have a material effect on our financial position or net income.

     Effective October 1, 1997, we adopted American Institute of Certified Public Accountants Statement of Position 97-2, 'Software Revenue Recognition.' SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements, such as software products, upgrades, enhancements, post-contract customer support, installation and training to be allocated to each element based on the relative fair values of the elements. The adoption of SOP 97-2 does have an effect on our financial position or net income.

     Effective December 29, 1997, we adopted Statement of Financial Accounting Standards (SFAS) No. 132, 'Employers' Disclosures About Pensions and Post-retirement Benefits,' which standardizes the disclosure requirements for pensions and other Post-retirement benefits. The Statement addresses disclosure only. It does not address liability measurement or expense recognition. There was no effect on our financial position or net income as a result of adopting SFAS No. 132.

     In March 1998, the American Institute of Certified Public Accountants issued SOP 98-1, 'Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,' which revised the accounting for software development costs and will require the capitalization of certain costs. The adoption of SOP 98-1 did not have an effect on our financial position or net income.

YEAR 2000 COMPLIANCE

     Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. These systems and software products will need to accept four digit entire to distinguish 21st century dates form 20th century dates. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with such Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

     State of Readiness

     We have made an assessment of our Year 2000 readiness as well as our operating, financial and administrative systems, including the hardware and software that support our systems. Our assessment consisted of:

      quality assurance testing of our internally developed proprietary software and hardware;

      contacting third-party vendors and licensors of material hardware, software and services that are both directly and indirectly related to the delivery of our products and services;

      contacting vendors of third-party systems;

      assessing repair or replacement requirements;

      implementing repair or replacement; and

      creating contingency plans in the event of Year 2000 failures.

     We have confirmed our Year 2000 compliance by obtaining representations by third party vendors of their products' Year 2000 compliance, as well as specific testing of our products.

     Costs

     We have not incurred significant costs to date complying with Year 2000 requirements, and we do not believe that we will incur significant costs for these purposes in the foreseeable future. However, should products or systems furnished or maintained by third parties or our products and systems fail to be Year 2000 compliant, despite the representations of third parties and the testing of our products, we could incur significant expenses to remedy any problems. Such expenses could have a material adverse effect on our business, results of operations and financial condition.

     Risks

     Our failure to identify and correct a Year 2000 problem could result in an interruption of normal business activities and operations as well as those of our customers where we have installed security and communications systems or sold related devices. Although there is an inherent uncertainty in the Year 2000 issue, we believe the impact on our business will not be material. Most of the equipment involved in delivering our services and products to our customers does not make use of date information at all but some, like the video recording systems, do. We believe our greatest risk to be from suppliers and utilities whose Year 2000 programs are outside of our control. A disruption caused by a utility or supplier whose systems are not compliant may have a direct and negative effect on our business and those of our customers. To date, no problems of this sort have occurred.

     Contingency Plan

     We make use of redundancy as part of our general business model and those of our customers to provide the best and most reliable service to them as possible. We believe this model will continue to serve us in reducing business risks associated with the Year 2000 problem. We have identified alternate sources for critical supplies and equipment where alternate sources exist and we have created a task force led by our chief technical and financial personnel to address any Year 2000 issues as they arise. We have continued to develop a contingency plan and expect to be fully compliant at such time.

     Seasonality

     Our business tends to be seasonal in that most of the orders are submitted by customers in the fourth quarter from October to December.

                                    BUSINESS

OVERVIEW

     In the commercial market place InTegCom furnishes its customers with technologically advanced Closed Circuit Television ('CCTV') and access control systems to secure and regulate their sites and locations. ITC designs, integrates, manufactures, installs, maintains and purchases these systems and their related devices and software. It then resells them as elements in an integrated electronic security system to its customers often as part of their building and facilities management. Our integrated systems encompass CCTV's, intercoms, alarm-monitoring, video and audio recording, card access controls and personnel identification devices, plus facility equipment sensors and building controls.

INTEGRATED ELECTRONIC SECURITY SYSTEMS

     CCTV systems for security applications provide video surveillance of many locations on a continuous basis and extend the visual reach of human personnel from central locations. These systems replace guards and watchmen, thereby reducing labor costs, and at the same time improve and up-grade security. They permit operators at a central location to survey the pictures and the activities transmitted from multiple sites on a set of television monitors in their presence and to record them automatically on analog video tape or digital storage media. Recordings in digital format can be archived, transmitted to other locations and retrieved for analysis. They can be useful in resolving insurance claims, as evidence in legal proceedings, to train and manage employees, or in verifying events and checking faculty status.

     Access control systems often involve several card reader technologies. For example, control systems rely on magnetic-stripped, proximity and/or smart cards issued to select individuals to allow them to gain access to a secure area or office. The holder presents the card at a card reader. If the card is authentic and authorized, the holder is then admitted.

     At times biometrics such as fingerprint reading, eye imaging, voice verification and hand geometric devices or keypads, are used in these systems to identify the correct person for entry and bar the unauthorized one. Some customers employ both card and biometric systems for greater protection. Frequently, a customer relies on video badging to identify its employees or students. Under this technique, the badge with his or her picture is attached to the front of the authorized person or is contained digitally in the computer. When linked to a CCTV system, the security controller or the system itself views the pictures on the badge or in the computer and matches it to the face of the individual seeking entrance. If the picture matches the face, the controller or system lets him in. If it does not, entry is barred.

     Communication remains vital to the operational effectiveness of these systems. For CCTV applications the obvious communications involve the video component where pictures are transmitted to the monitoring personnel. These transmissions can be in black and white or in color, must be clear and properly focused without distortion. Today most customers select color cameras to obtain better identification and clarity.

     In both CCTV and access control systems, an audio component is often present that allows voice communication between the controller and the individual under video surveillance or seeking access. This may consist of a telephone, radio, pager, or intercom hook-up or even a public address system. At the very least, a controller can talk to this individual and in a two-way or multiple setup the individual and others may speak with him.

     Another element in the system may be alarms which signal unauthorized entry or break-ins to monitoring personnel. Usually linked to motion detectors or door contact switches, they discover the presence of an intruder and relay that event to monitoring personnel or the alarm monitoring system. When connected to alarm sensors, CCTV permits monitoring personnel to identify intruders and document the intrusion.

     Within these systems an array of sensors frequently gauge the physical condition of equipment, such as computers, air conditioning, heating, ventilation devices, as well as spaces themselves. These sensors include temperature gauges, smoke detectors, humidity and air-quality testing devices. They usually function to detect emergencies and prevent equipment breakdown or damage and result in better and more efficient building and facility management.

     Besides the video and audio aspects of the transmission, these systems also move data from one location to another, and they must do it quickly, reliably and without interruption. This data includes the pictures and accompanying voice elements and needs to be stored in an organized fashion so that it can be easily retrieved, analyzed and perhaps applied as evidence in a legal proceeding or to resolve insurance claims.

     Of course, these systems are comprised of many different devices involving various technologies under computer control that are linked to one another, sometimes over long distances. They are often hooked together over cables, which consist of copper (standard telephone) wire or fiber optics. However, in today's rapidly evolving environment, wireless (radio) link-ups have become more and more necessary to reduce installation time and cost.

     The devices in these systems each have different functions but are designed and linked to work together. To that end dedicated computer hardware and specially written software for the application concerned control them. Systems integrators, like InTegCom, customize and tailor this equipment in light of the requirements of each project and integrate the differing technologies and disparate devices fabricated by many manufacturers, including its own in ITC's case.

     Security systems can be set up to communicate over networks -- local area networks or wide area ones through standard telephone lines, fiber optics, the internet, or special leased telephone lines with rapid transmission capabilities. The method of communication selected for a network will depend on the needed bandwidth. Bandwidth refers to the network's capacity to carry data and the speed of transmission. Networks permit the transmission of digitized pictures, voice and data to many more locations over longer distances, and, depending on its band width, at faster speeds and in larger amounts.

     The system integration specialists in the commercial arena remain highly fragmented, and the industry is populated by many small and medium-sized companies with only a few larger players. These companies tend to do business in the geographic areas where their offices are physically located. It is unusual when any one company can offer its services on a national basis. Outsiders, such as large construction firms and electrical contractors, often seek to furnish simplified integration services.

     In contrast, manufacturers of security devices and systems come in many different sizes. Their businesses are often national in scope, and their products are distributed throughout the country and even abroad. Rarely, do they encounter competition from companies outside the security industry selling similar products.

     As people's concerns about security grow, the customer base for CCTV and access control systems has broadened in the commercial marketplace over the years. Federal and state government agencies and large corporations have frequently led the charge for greater security. However, smaller businesses, local governments, schools and universities are not far behind in adopting these systems to their special needs.

     CCTV systems, for example, have become increasingly common fixtures in today's society. Covert or overt, their high-resolution cameras, fixed or with pan and tilt and zoom lens features, survey casinos, department and drug stores, malls, office buildings, parks, factories, warehouses, banks, parking lots and garages, transit operations and many other commercial, academic, and industrial realms. More recently, these systems have also been incorporated into downtown centers, vehicular traffic regulation and toll collection efforts.

     Similarly, access control applications have infiltrated a wider territory with many more varied types of customers. Once operative only in the domain of highly security-conscious concerns like government intelligence agencies or money-counting centers, access control systems now regulate and restrict the internal movements of employees in a host of industries and government agencies as well as students, faculty and administrators in school and university settings. The rash of recent shootings at schools and churches throughout the country merely heightens security concerns for those in charge of areas where people gather in sufficient numbers and accelerates the drive for solutions involving CCTV and access control systems.

     On the supply-side of the commercial security equation loom various trends as well. In earlier phases, manufacturers of devices and related software specialists tended to create proprietary products that locked customers into their particular systems. This tendency made it more difficult for systems integrators to meld different technical elements from separate manufacturers into one fully functioning system. Recently, a propensity towards open architecture in security devices and their software has gained acceptance. Now neither customer nor the integrators are trapped into purchasing a particular device, system or add-ons from a sole manufacturer or software supplier. It has also become easier to marry disparate systems, devices and software.

     In card access, proximity cards permit access control by communicating the identity of the card via a wireless link to a specialized reader. Smart cards with their multi-applications have also entered the marketplace, utilizing similar wireless technology. Smart cards usually contain a computer chip and may be scanned by a contactless reader. This speeds up their usage and reduces wear and tear on the cards and their readers. Because smart cards are harder to counterfeit than magstripped ones, the incidence of fraud are also lowered.

     But perhaps even more crucial is smart cards' diverseness of functionality though more expensive. By performing several functions at the same time, they appear to have greater utility. For example, a debit transit card for riding subways and buses can be used as an access card for transit employees. A student card which controls entry to classrooms and dormitories at the same time can serve as a debit card for purchases in a campus cafeteria or bookstore.

     Security systems are more frequently designed to be linked to the customer's own internal information management networks called virtual private networks. This trend has accelerated as companies and agencies incorporate and meld conventional copper wire installations with fiber optics to create these networks for wider-area coverage. It reflects the further integration and centralization of separate systems into a single overall communication network.

     Customers for security applications, particularly larger ones, are seeking systems integrators with national and even international capabilities. While a local presence has always been critical in rendering effective service, bigger customers with more extensive geographic needs are driving the market for security systems beyond traditional local and regional boundaries. Accordingly, this trend has spurred the management of InTegCom to seek acquisitions of system integrators in different sections of the country, to enter into joint ventures or other cooperative business arrangements with them and to open new offices elsewhere.

CORPORATE HISTORY

     In the early 1950's John Henry, the father of James E. Henry, the current President of InTegCom, started a small television repair business in Paramus, New Jersey that focused on retail consumers. Soon afterwards, John's oldest brother, Ray Henry, joined him, and they both worked full time servicing television sets. In mid 1950's, the health-care division of Motorola assigned or subcontracted its hospital service business in the New York-New Jersey area to the Henry Brothers who began to repair television sets in patient rooms as well as the nurse call systems. This assignment initiated their entry into the commercial marketplace and expanded their expertise to radio communications.

     In 1960 they became an authorized Motorola Service Shop ('MSS'). This relationship grew when Motorola encouraged them to enter the CCTV business. As a result, they designed, installed, integrated and maintained CCTV and audio systems. By 1965, the commercial side of their business exceeded their consumer activities.

     During the 1950's, Hartford Henry, another brother, served as an informal business advisor to them. But as the business expanded, he also came on board on a full-time basis as the chief financial officer and administrator. In the early 1960's, the business was incorporated in New Jersey under the name of Henry Bros. Electronics, Inc. ('HBE').

     By 1975, HBE had developed three separate divisions -- CCTV, two-way radio/paging and consumer (sales and service of television sets). As part of the radio-paging services, HBE owned and operated repeating towers in New Jersey, and in the mid-1980's they began selling and servicing cellular telephones.

     As the brothers got older and sought retirement, they sold HBE to Communications Group, Inc. ('CGI'), a publicly-held company, in July, 1986. At the time of the sale, HBE had annual revenues of approximately $10,000,000 with a history of profitability.

     In October 1989, James E. Henry, who had worked continuously for HBE since 1978 and Irvin F. Witcosky, who had joined HBE in 1987, arranged a buy-back of its CCTV division from CGI and the HBE name. In a separate transaction, other employees of HBE repurchased the radio-paging division from CGI about the same time.

     In 1990, Mr. Henry and Mr. Witcosky purchased the assets of a former Motorola CCTV factory, then owned by another company. These assets, under a new corporation named Viscom Products, Inc., now a wholly-owned subsidiary of InTegCom, were transferred from Chicago, Illinois to ITC's headquarters in Saddle Brook, New Jersey. After the acquisition, Viscom provided support of parts and maintenance for its older installed devices to the MSS's. Viscom also redesigned and upgraded their aging products with the latest digital technology. These products were sold to MSS's, as well as other HBE integration customers.

     In 1991, HBE became a distributor for Motorola's two-way commercial radio products, which it later sold in 1996. Also in 1991, HBE acquired the assets of Advantage Security, Inc., a small Long Island-based company that specialized in security system integration and alarm monitoring. In July 1995 HBE purchased the assets of the security systems integration office of Ogden Allied, Inc., near Dallas, Texas. Through this acquisition, ITC supports the expanding Motorola business in the southwest as well as other commercial and government accounts.

     In November, 1999, InTegCom was incorporated in Delaware. Soon afterwards Mr. Henry and Mr. Witcosky exchanged the common stock held in various HBE-related companies for the common stock of ITC. As a consequence, these companies are currently wholly-owned subsidiaries of InTegCom.

SERVICES

     In consultation with our customers we strive to identify their security needs and then design, customize, install and maintain an appropriate system for them. Because each customer's needs ordinarily differ, the CCTV and access control systems designed by us will vary from project to project. As part of the design phase, we typically evaluate and select equipment to be purchased from third party vendors. We also manufacture CCTV devices in our own factory for sale to customers of our systems integration services and other authorized MSS's. Our emphasis in selecting equipment for a project is to provide each customer with the most advanced proven technology. In this regard, we stress speed and quality of communications, recording, storage and transmission capacities, media presentation, including formatting, as well as equipment reliability for cost-effective security solutions.

     When in search of new technologies to apply, InTegCom personnel continually reviews the technical literature, attends major trade shows, engages in research and development, and plies an array of personal contacts in relevant industries. On the supply side, InTegCom is quick to establish relationships with key vendors, especially those with applicable advanced technologies, and earn their loyalties. ITC also exploits its membership in PSA, an industry purchasing co-op that offers members the opportunity to buy equipment at discounts, to train personnel, and to exchange new business concepts.

     After the design is completed, our engineers and technicians install, customize and integrate the selected devices and related software. Where off-the-shelf equipment and software are not available or applicable, we create the missing link and incorporate it into the system. At the end we present the customer with a turn-key operation that performs to its needs and specifications. Often we connect and integrate systems to create networks for our customers. In addition, we train their personnel to use the systems properly and to maintain them to deliver maximum performance.

     The systems designed and installed by us consist of:

      video surveillance (CCTV) with remote monitoring and numerous cameras public address, intercom call stations and wireless radio with remote monitoring video, audio and data transmission gateways over networks digital video recording and video badging magnetic-stripped, proximity and smart card access control alarm sensors monitoring unauthorized activity in restricted area with remote/response remote sensors and controls for interior environmental and computer facility purposes

     Many of our products represent new installations; others represent upgrades where new equipment is added to an existing system or new equipment replaces obsolete devices. For example, we may add 20 to 30 new video cameras, substitute color for black and white cameras, install new monitors or control features at a location or simply replace existing equipment with a newer set of devices.

     After initial installations and upgrades, customers usually require maintenance services. Under our standard maintenance contract, we provide repair services during the normal work day or on 7 day, 24 hour-basis at the customer's request. Typically, we charge a small percentage of the total equipment sales, and we bill the customer either monthly or quarterly. We also bill non-contract customers for repair services at fixed hourly rates plus the cost of materials.

     Contracts for design and installation of systems vary widely, depending on the customer and the project. Most contracts are at a fixed price, including mark-up for profit, which represents the cost of the bonding, equipment, installation, sub-contracting, labor and warranty. Change orders generally add to the scope and increase the price. A mobilization charge including bonding, when applicable, may be billed and collected initially. On longer-term jobs we bill monthly to reflect the extent of our work, and the customer makes progress payments each month until the project is completed. Ordinarily, a percent of the contract price (between 2% and 15%) is withheld to guarantee satisfactory completion. Cost overruns on government and other projects have been avoided or minimized by meticulously applying cost estimates at the beginning of a project and convincing customers to alter the scope of the work and terms of the contract when necessary.

     On certain projects, ITC is a prime contractor and for others a subcontractor. When the installation is large in scope or must be performed by union labor, this work is subcontracted to independent electrical installers. On government projects, minority enterprises frequently have mandated preferences by law for this type of work.

PRODUCTS

     In our manufacturing operations, we produce equipment related primarily to CCTV installations. The devices set forth below comprise the standard products that we manufacture in-house.

      Keyboard Encoders -- Basic Control, Full Function Control with Audio Option in either Desktop or Rackmount -- Encoders send control and routing signals to the Digital Decoders, Audio Call Stations and Matrix Switches. These devices come in three different models and allow the operator to select many cameras from a remote viewing location and present their pictures on monitors and control cameras to pan, tilt or zoom. In two models the operator can speak to, and hear from, persons being viewed by the camera if the audio option is selected.

      Digital Decoder -- This device permits the Encoder operator to operate pan/tilt motors and to move the camera and adjust its lens. It acts upon the signal from the Encoder.

      Audio Call Station -- This device is a two-way intercom that allows the Encoder operator to respond to a person seeking entry from a remote location who has signaled by pushing a call button. The operator, if certain the individual is authorized, can open a door in or outside the restricted area to let him in. It must be remotely controlled by the keyboard encoder.

      Matrix Switches -- These switches route camera signals to monitors according to instructions from keyboard encoders. The small system model can accept up to 64 cameras and route their pictures onto 8 monitors sequentially or automatically when an alarm signals an unauthorized entry. The largest system model has a minimum capacity of up to 128 cameras routed to 32 monitors which can be expanded in increments of 128 cameras or 32 monitors.

      Distribution Amplifier -- Video signals from cameras are often required to feed numerous devices in the system. The amplifier, while maintaining signal integrity, accepts up to 16 camera inputs for distribution to a programmable number of outlets (32).

      Video Cameras and Housings -- The cameras produce video images in low-light or demanding environments. Housings cover, support and protect the cameras in their positions or movements. These housings are primarily used in environmentally or architecturally demanding applications and, as a consequence, meet special customer requests for rough treatment or aesthetics.

MANUFACTURE AND SUPPLY

     We design and engineer all of these devices, purchase their components from third parties and assemble and test the final products. Given our limited in-house production needs, we design our own printed circuit boards for fabrication at outside shops. Components are then manually inserted on the boards with our personnel doing the soldering. Typically, these boards are of multi-layered design for both space efficiency and signal integrity. At present, we do not envision the need for surface-mount production equipment that will automatically place the chips on the board because the quantities we manufacture are limited and our applications do not require it.

     We do not assemble our products on a continuous mass-production basis. Instead they are usually assembled on a batch basis in which products in different forms move irregularly from station to station. Further testing of products is generally accomplished at the end of the assembly process as part of our extensive quality control procedure. The manufacture of devices is done in response to specific customer purchase orders either from outside dealers or for our own HBE project installations.

     We utilize modern equipment for the design, engineering, assembly and testing of our products. We intend to expand our manufacturing capacity only to supply the needs of our system integration activities and the MSS's that we currently supply.

     We usually purchase hardware, supplies and components from vendors under written purchase orders of both individual and blanket variety. Blanket purchase orders entail the purchase of a larger amount at fixed prices for delivery and payment on specific dates. We rarely issue blanket orders without supporting customer purchase orders.

     We rely on many manufacturers of different sizes and capabilities located throughout the United States. Certain equipment and software used in our systems are obtained from sole sources. We have occasionally experienced delays in deliveries of equipment and may experience similar problems in the future. In an attempt to minimize these problems, we constantly monitor new orders to justify investment in an inventory of equipment that are generally more difficult to obtain. However, any interruption, suspension or termination of component deliveries from our suppliers could have a material adverse effect on our business and cause our redesign and resourcing to minimize the impact on installation schedules.

     Although we believe that there will be alternate sources and redesigns, inevitably time would be required to find substitutes. During any interruption in supplies, we may have to curtail the production and sale of our equipment for an indefinite period. Any interruption could have a negative impact on our systems integration business and prevent us from meeting project deadlines on a timely basis. However, we consider this to be a remote possibility.

     Our design, engineering and assembly facilities are located in the Saddle Brook, New Jersey headquarters. At present we have not secured Underwriters' Laboratory approval of our manufactured products or met the quality management and assurance standards of an international rating organization (ISO 9000) due to our low production volume. As volumes increase and customers' needs require, we intend to obtain UL approval as well as qualifying under ISO 9000.

     The Company has taken some measures to qualify under these standards. Yet meeting such criteria involve a long, complicated process of new planning, documentation and other factors. Qualification should improve our marketing opportunities internationally or with certain domestic customers. But we may not achieve these standards or may not increase the sales of our products in the future even if they are met.

PURCHASED PRODUCTS

     InTegCom has entered into licensing or reselling arrangements for certain hardware and software elements contained in, or used in conjunction with, its devices. These agreements are usually non-exclusive, sometimes provide for volume purchases, charge fixed prices to be paid by us to the particular licensor or supplier, run for a limited term and encourage sales for specific territories.

     Some devices and components purchased from third party manufacturers, we insert in our products or place our name and label on; others we resell under the name of its manufacturer.

     We are a member/owner of Professional Security Alliance ('PSA') based in Denver, Colorado. In addition, Mr. Witcosky has been a founding member and past president of PSA. A buying co-op for the security industry, PSA has about 140 members that generate approximately $60,000,000 in annual purchases. Established in 1974, PSA provides central purchasing, training, marketing and other support for its membership. PSA allows us to achieve 10% to 15% discounts on equipment purchased under its auspices and grants us patronage dividends related to our annual purchasing volume and its own profitability. Typically, we purchase from 30% to 40% of our outside requirements through PSA. Along with our MSS affiliations, membership in PSA furnishes contacts so we can team with other member integrators in different regions for customers operating on a national or sectional basis.

     The following table reflects primary suppliers of products and related technology which we consider important to our current business and prospects. The loss of any one of these suppliers could have a material adverse impact on our growth:

       NAME OF           BRIEF DESCRIPTION           TYPE OF          EXPIRATION OF TERM
      SUPPLIER              OF PRODUCTS          SUPPLY CONTRACT         AND TERRITORY
      --------              -----------          ---------------         -------------
Lenel Systems          Software and hardware  Non-exclusive          Annual, terminable on
  International, Inc.  for video badging,     resale/licensing with  90 days prior notice
  (Rochester, NY)      access control, alarm  fixed pricing          New York & Dallas
                       monitoring, network                           Metropolitan Area
                       communications,
Mavix Ltd. (Israel)    Audio, video and data  Master distributor     Annual U.S.
                       network interface      exclusive sales
                       products for fast,     resale agreement
                       remote transmissions
                       (software and
                       hardware)
Sungjin C&C Ltd.       Digital video          OEM exclusive for      Annual U.S.
  (Seoul, Korea)       recording and          transit;
                       transmission products  non-exclusive for
                       for mobile and fixed   fixed sites
                       applications
Intellikey             Smart programmable     Non-exclusive resale   Annual U.S.
  Corporation          key                    agreement
  (Melbourne,
  Florida)

WARRANTIES AND MAINTENANCE

     We offer warranties on all our products, including parts and labor, that range from one year to four years depending upon the type of product concerned. For products made by others, we pass along the manufacturer's warranty to the end-user. For years ended December 31, 1997 net expenses attributable to warranties were approximately $50,591 and $12,264 for the year 1998 and for the nine months ended September 30, 1998, approximately $4,330 and $30,045 for the same period in 1999.

     On non-warranty items, we perform repair services for our products sold either at our New Jersey or Texas facilities or at customer locations. In regard to maintenance services for years ended December 31, 1997 and 1998, we generated revenue of approximately $482,686 and $52,128 and for the nine months ended September 30, 1998, $331,854 and approximately $279,213 for the same period in 1999. Our devices generally have a long operating life.

NEW PRODUCTS FROM THIRD PARTIES

DIGITAL VIDEO RECORDER

     Over the years, we have specialized on mass transit applications and private commercial sites. Generally, we install security systems at fixed sites like money-counting centers, badging operations or metro card printing facilities. Our prime customers for this emerging technology have been Silverstein Properties, New York City Transit Authority, Port Authority and several other public transit agencies.

     Now we are extending our security expertise and equipment sales for CCTV to the mobile transit operations -- the buses and trains themselves as well as armored cars, police cars and wagons, fire engines and taxis. Until recently, attempts to harness existing analog cameras and VCR's to on-board vehicles were crude and only marginally reliable. However, in our opinion, one manufacturer, Sungjin of Seoul, Korea, has developed an advanced digital video recording system, ruggedized enough for mobile operations.

     Sungjin products have demonstrated high-quality performance with proven stability and reliability as well as unmatched storage and transmission efficiency. The key to Sungjin technology involves the application of compression techniques that minimize file size, thereby enhancing storage capacity and maximizing transmission speed.

     In December 1999 we entered an exclusive OEM arrangement with Sungjin covering the United States for mobile applications. Initially, we plan to bring this device to market through the MSS network. For fixed sites, we have a non-exclusive reselling arrangement with Sungjin.

INTELLIKEY

     In access control, as in CCTV, we have actively sought to keep up with new technological developments and products. Intellikey represents one of our recent discoveries. It produces a smart key and lock with dedicated computer elements that can operate on a stand-alone basis or as an integral part of a central access control system.

     The key can be programmed to restrict its use to specific locks and entry points as well as specific days and hours. If an unauthorized key is used to access a restricted area, entry is barred. Instead of having to carry a bundle of keys on one chain to unlock multiple doors, with Intellikey, a single key will do. In the smart lock, the key itself and its controllers, a record is kept by time and date where the key has been and who has been using it. Locks can be changed electronically and keys can be aborted without the need and expense of a locksmith. By just replacing the mechanical lock cylinder with an intelligent one and attaching a small electronic controller to the door, Intellikey can be installed into existing doors and locks.

     Both the keys and the lock contain a microprocessor, which is programmed with a unique digital code. When the key is inserted, this code and the customer's parameters restricting users and entry points are transmitted via secure encrypted infra-red optics. If the controller recognizes the code and parameters, the door opens. If an unauthorized key is utilized, the door remains firmly locked, and the key can be disabled.

     We have a non-exclusive distribution agreement with Intellikey Corporation to resell this product. It is our intention either to incorporate this new technology into the access control systems that we will install in the future or to resell it to our customers as a stand-alone product.

DIGITAL NETWORK INTERFACE

     In July 1999, we entered into an exclusive distribution agreement with Mavix, Ltd., an Israel company to distribute its digital transmission products and software in the U.S. This device and its special software interface and control other security and monitoring equipment and communicate video, audio and data rapidly back to a central station over a variety of transmission media.

     The product digitizes and compresses analogue information gathered from remote sites and then packages and routes this information through standard communication systems using its special TCP/IP protocol. At a monitoring station, the data is then recorded, decompressed and viewed or converted to analogue signals. Flexible and easily modified for customization or expansion, the product offers the customer a cost-effective means of connecting remote locations to central stations over long distances quickly through internet, intranet, virtual private network, telephone lines or dedicated fiber cables.

THE MOTOROLA RELATIONSHIP

     We have a long-standing, professional relationship with Motorola, Inc.. Initially, Motorola encouraged HBE's entry into the commercial CCTV and two-way communications markets. Now involved in a more multi-faceted arrangement, we provide installation, repair, maintenance and consulting services for specific contracts with several Motorola divisions. We also furnish Motorola with devices manufactured by us and others for integration into complex communication systems.

     In addition, we purchase from Motorola wireless products incorporating card readers and smart cards. For authorized Motorola service shops and selected systems integrators servicing older Motorola equipment, we repair, install and upgrade Motorola-originated devices manufactured by us or equipment, including software, purchased from others. Moreover, we encourage the MSS's to adopt integrated systems generally in their operations and to seek mobile CCTV applications.

BONDING

     Many projects require InTegCom to provide performance and payment bonds from an established surety company. This means that ITC must perform to pre-set specifications of the customer within a specific time frame and to assure payment of its employees, suppliers and subcontractors on that project, and if InTegCom fails to meet these obligations, the surety company must assume responsibility to complete the commitments.

     Bonds are usually required in all government-related projects and private construction or capital improvement projects above $100,000. These bonds insure that when the project is completed, it is free and clear of any liens for the customer. To date, no claims have been filed against us or our insurance coverage regarding the services we have performed on these projects.

     Presently, we carry an umbrella bonding policy of $5,000,000 issued by the Reliance Insurance Company. Should our business continue to grow, we anticipate the need to increase our bonding capabilities to assume larger projects and customers. The capital infusion resulting from the completion of this offering should improve our financial condition to permit higher levels of bonding.

MARKETING AND SALES

     In the past, we have done little direct marketing of our services and products. Nearly all of our business is generated by referrals from customers, PSA or others in the security industry. InTegCom develops, maintains and distributes product literature for its own devices and those manufactured by others. It also publishes and distributes an extensive catalogue listing its own equipment as well as the devices manufactured by others. In the past, our advertising has been limited. While our personnel attend relevant trade shows on a regular basis to keep up industry contacts and investigate new technology, we usually do not exhibit products and services at these shows.

     After this offering, we plan to apply a portion of the proceeds to mobilize an industry-specific sales and marketing program. Accordingly, we will hire additional sales and marketing personnel, advertise in trade magazines, exhibit at selected trade shows, expand our dealer and VAR network and open new sales and service offices in targeted regions.

CUSTOMERS

     We sell our products and services directly to end-users in the public and private sectors. These are often state and city government agencies in transit and transportation, owners and operators of urban office buildings, public utilities, universities, large industrial and technology corporations, airlines, banks, oil, insurance and telecommunications companies, brokerage houses and retailers.

     The table below sets forth the approximate percentage of total revenues done with each of our six largest customers for the years ended December 31, 1997 and 1998 and the 9 months ended September 30, 1999.

                                          1997                  1998           SEPTEMBER 30, 1999
        NAME OF CUSTOMER           % OF TOTAL REVENUES   % OF TOTAL REVENUES   % OF TOTAL REVENUES
        ----------------           -------------------   -------------------   -------------------
New York City Transit............          21%                   34%                   40%
Motorola.........................           7%                   14%                    4%
Silverstein Properties...........           6%                    8%                    3%
New York State DOT...............           2%                    6%                    3%
Port Authority...................           1%                    2%                    8%
Army/Air Force Exchange
  Services.......................           5%                    6%                    6%

BACKLOG

     As of January 10, 2000, our backlog was approximately $4,190,000 as compared with a backlog of approximately $3,517,000 as of January 10, 1999. One customer accounted for more than 33% of such backlog as of January 10, 2000 and another for 24%. We presently expect to manufacture and/or deliver most of the devices and systems and perform the installation services recorded in our backlog within the next 12 months.

     Nearly all our backlog figures are based on written purchase orders or contracts executed by the customer and involve product deliveries and engineering services. All orders or contracts may be cancelled.

RESEARCH AND DEVELOPMENT

     InTegCom maintains an engineering staff consisting of 4 individuals whose functions include the improvement of existing products, modification of products to meet customer needs and the engineering, research and development of new products and applications. Engineering and research and development expenses were approximately $241,536 in the year ended December 31, 1996, $251,184 in 1997 and $358,230 for 1998 and $327,299 and $386,549 for the nine months ended September 30, 1998 and 1999. Usually, we only perform research and development in response to a purchase order or contract from a specific customer. However, we typically retain all rights to the products developed and may use it again at no additional cost in other applications. Currently, we are working to complete a specialized network controller, a graphical user interface and customized camera housings with call station and control features. The controller has the capacity to integrate numerous diverse security systems and meld them together into a single network. The interface, in contrast, is a combined software/hardware package that automatically manages, controls and monitors various security devices. The customized camera housings are designed to match architecturally the up-scale lobbies and spaces where they are installed.

COMPETITION

     We compete for systems integration business in the security area with electrical contractors, large construction firms, consultants and other systems integrators. Some of these concerns are much larger than we and have greater financial, marketing, personnel and other resources. While many companies manufacture similar security devices to ours, we generally compete with them only on a limited basis because the products we make fulfill the in-house needs of our systems integration group and those of the MSS's with which we have had a long relationship. Moreover, because these products are often upgraded versions of former Motorola-supplied devices which can be easily integrated with older Motorola systems, we possess a competitive advantage when dealing with the MSS's.

     In the public sector in which competitive bidding procedures frequently apply, we have concentrated on design-build projects where specifications for our equipment and technology are prescribed for the job ahead of time. This too gives us a competitive advantage.

     We compete for systems integration business on the basis of reputation, technological sophistication, overall know-how, local presence and understanding of customers' needs. In the manufacturing arena, performance, features and delivery schedules represent the primary determinants. Price is usually a lesser consideration than features for currently targeted customers and markets. However, price may become a critical factor in the foreseeable future as we seek to penetrate new markets.

EMPLOYEES

     As of January 1, 2000, we had 47 full time employees including our officers, of whom 4 were engaged in manufacturing, 26 in systems installation and repair services, 8 in administration and financial control, 4 in engineering and research and development, and 5 in marketing and sales.

     None of our employees are covered by a collective bargaining agreement or are represented by a labor union. We consider our relationship with our employees to be satisfactory.

     The design and manufacture of our equipment and the installation of our systems require substantial technical capabilities in many disparate disciplines from mechanics and computer science to electronics and mathematics. While we believe that the capability and experience of our technical employees compares favorably with other similar systems integrators and manufacturers, we may not be able to retain existing employees or attract and hire the highly capable technical employees necessary in the future on terms deemed favorable to us, if at all.

     However, we do emphasize continued training for new and existing technical personnel. Accordingly, we conduct training classes and seminars in-house, send them to technical schools and avail ourselves of training opportunities offered by equipment manufacturers and other specialists on a regular basis.

PROPERTIES AND FACILITIES

     Since July 15, 1990, we have leased a 17,055 square foot facility in Saddle Brook, New Jersey, for our corporate headquarters, integration operations and later for our manufacturing plant. This facility is a one-story, modern brick building in a commercial-industrial area. The lease on this space which has been extended twice, terminates on June 30, 2001, and provides for a fixed annual rent of $88,800 until that date, payable in equal monthly installments of $7,400. We are also responsible for the cost of property taxes, utilities, repairs, maintenance, alterations, cleaning and insurance. These facilities should meet our operational needs for the foreseeable future.

     We also lease a 3,500 square foot office facility, in Grand Prairie, Texas, between Dallas and Ft. Worth. A single-story, cinder block building in an office complex, this space is leased until January 31, 2001 at a fixed annual rental of $31,500, payable in equal monthly installments of $2,625 with additional costs to us for insurance, repairs and alterations, utilities, taxes and cleaning.

     In addition, we lease several automobiles, truck, office, production and testing equipment and expect to continue to lease this equipment after the offering.

LEGAL PROCEEDINGS

     We know of no material litigation or proceeding, pending or threatened, to which we are or may become a party.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our current directors and officers are as follows:

            NAME               AGE                        POSITION
            ----               ---                        --------
James E. Henry...............  46    President, Chief Executive Officer and Director
Irvin F. Witcosky............  61    Executive Vice President, Secretary and Director
Louis Massad.................  61    Vice President, Treasurer, Chief Financial Officer
                                     and Director
Theodore Gjini...............  34    Vice President of Operations
Leroy Kirchner...............  57    Director
C. Jay Pelliconi.............  67    Director

BACKGROUND INFORMATION ABOUT EXECUTIVE OFFICERS AND DIRECTORS

JAMES E. HENRY

     Mr. Henry co-founded InTegCom in 1989 with Mr. Witcosky and has served as its president, chief executive officer and director since that date.

     A graduate of the University of New Hampshire with a bachelor of science degree in electrical engineering, he worked on a part-time basis for Henry Bros. Electronics, Inc. ('HBE') as a technician from 1968 to 1978 servicing and installing CCTV, audio and radio communication systems. A full time employee starting in 1978, Mr. Henry continued to work for HBE as a systems engineer until 1989. During this period, he designed, integrated and installed extensive and sophisticated communication and control systems in microwave, laser, fiber optic and infra technologies for larger corporations, utilities and government agencies in the New York Metropolitan Area.

     Then in 1989 he and Mr. Witcosky arranged the repurchase of HBE from CGI, and Mr. Henry has continued to design, install, integrate and market security and communications systems while serving as InTegCom's chief executive officer and a director.

IRVIN F. WITCOSKY

     A co-founder of InTegCom, Mr. Witcosky has served as its executive vice president, secretary and director to date. Previously, he had also acted as its treasurer and general manager.

     A graduate of California Polytechnic University with a bachelor of science degree in aeronautical engineering, Mr. Witcosky entered the workforce at the Naval Weapons Center as a civilian engineer. There, from 1960 to 1974, he became involved in research, development, testing and production of rocket-assisted projectiles for naval guns and guided missiles, including the Agile missile. As a recipient of a special Michelson Laboratories Award of Fellow in Ordinance Science and co-inventor on a Navy patent for a new rocket propellant, Mr. Witcosky managed and coordinated six Navy laboratories and upwards of 100 engineers on various projects along with the civilian contractor's personnel at Thiokol and Hughes Aircraft.

     From 1974 to 1983, Mr. Witcosky founded and ran Photoscan, a CCTV company for security systems in Salt Lake City, Utah and from 1977 to 1981 he formed another corporation, Beehive Video, a video specialty concern for industrial and retail markets, where he acted as president.

     From 1978 to 1981 Mr. Witcosky served as president of PSA, the security industry buying co-op in which ITC is a member/owner. He later worked for VCS, Inc., the former Motorola CCTV factory, now a subsidiary of InTegCom, in the capacity of vice president of marketing from 1981 through 1986.

     In 1987 Mr. Witcosky joined HBE and became a vice president and general manager. There to the present he has supervised, coordinated and managed installations, marketing and manufacturing of security and communication systems and their components.

LOUIS MASSAD

     Mr. Massad joined InTegCom in 1997 as a financial advisor and became a vice president, treasurer and chief financial officer in 1999. He holds bachelor of science and masters degrees in accounting from Cairo University in Egypt and a masters in business administration in finance from Long Island University. From 1960 to 1970, Mr. Massad worked as an auditor for a large foreign certified public accounting firm in its overseas offices.

     During 1970 and 1971, he was employed as a senior auditor at First Fidelity Bank of Newark, New Jersey. From 1971 to 1974, he served as a controller to Magnus Organ Corp., a manufacturer of electronic organs. During the 1974-1976 period, Brunswick Corporation, a large manufacturer of many products and equipment, employed him as a controller of one of its divisions. In 1976 to 1981 he held the positions of vice president of finance and treasurer of Mediscience Technology Corp., a publicly held company that manufactured medical equipment. From 1981 to 1982, the Beattie Manufacturing Company, a carpet manufacturer, employed Mr. Massad as its controller, chief financial officer and a director. Then in 1982 he began a lengthy involvement with Computer Power Inc., a publicly held manufacturer of power supply equipment for computers and emergency lighting equipment. There, he worked continuously until 1996 as vice president of finance, controller, and director. From 1996 to 1999 he functioned as an independent accountant and financial advisor to several companies, including ITC.

THEODORE GJINI

     Elected Vice President in December, 1999, Mr. Gjini also serves as operations manager and supervises the coordination of ITC personnel and their activities in sales and marketing, project installations and maintenance. He has acted in that capacity as well as sales engineer and project manager for InTegCom since 1988.

     A graduate of New Jersey Institute of Technology with a bachelor of science degree in electrical engineering and William Paterson College with a masters in business administration, he previously worked for Allied Signal Corporation as a research technician during 1986 and as a security officer for Nabisco from 1985 to 1988.

LEROY KIRCHNER

     Mr. Kirchner was elected to our board of directors in December, 1999. Having earned bachelor of science and masters in business administration degrees from Fairleigh Dickinson University, he had continuously worked in various capacities for Motorola Inc., primarily in sales and marketing from 1966 through 1998. Between 1992 to 1996, he served as a Motorola vice president in charge of dealer sales for the eastern U.S. where he managed over 300 dealers and successfully directed a nation-wide task force to increase specialized mobile radio sales. From 1996 through 1998, he also functioned as vice president and strategist for a Motorola subsidiary engaged in sales of related radio equipment and systems. Afterwards to date, Mr. Kirchner has acted as an independent consultant to the communications industry.

C. JAY PELLICONI

     Mr. Pelliconi was also elected to our board in December, 1999 and holds a bachelor of arts degree in economics from Wagner College. Since 1959, he has been actively engaged in commercial and investment banking. During that time he served as a vice president of public finance with a major New York Stock member firm, secretary of the metropolitan loan committee of a New York money center bank, manager of the municipal bond department of another member firm and a municipal bond trader at two other investment concerns.

     More recently, he has worked as a vice president in charge of office sales for another member firm from 1986 to 1989, vice president for corporate finance at Jesup Josephthal & Co., Inc. from 1989 to 1991, manager of private placements at Jay Partners Holding, Inc. and registered representative of Du Pasquier & Co. Inc., both from 1991 to 1997. Starting in 1997 to the present, he has acted as an administrative manager and a leading member of the corporate finance group at Mason Hill & Co., Inc., the representative of the underwriters in this offering.

BACKGROUND INFORMATION ABOUT CERTAIN KEY EMPLOYEES

EMIL J. MARONE

     Since 1965 Mr. Marone has worked continuously for HBE and ITC as a hospital communication system specialist, security systems supervisor, systems engineer and quality control specialist.

     In his current position, he is responsible for the development of special products and testing procedures as well as quality assurance and management. He holds an associate science degree from Bergen County Community College and has attended New Jersey Institute of Technology and Fairleigh Dickinson University taking courses in mathematics, computer sciences and engineering.

GERARD ROMOLO

     Mr. Romolo joined our company in 1994 and has continuously worked for us as a technician, manufacturer's liaison, project manager and quality control specialist. Since then, he has attended Orange and Ulster Counties Boces taking courses in electronics and Orange County Community College studying accounting and business administration. He has received other training and certification from the National Burglar Fire Alarm Association, Edicon, PSA, Lenel, Mavix, Sungjin, Intellikey and MDI in alarms, computers and software.

     From 1988 to 1994, he worked for Prontronics Fire & Alarm Company, Inc. as a quality control manager, trouble-shooter and installer. In 1986 to 1988, he was employed by Rickel Home Center as a department manager supervising employees, ordering products and maintaining all other aspects of his department.

CARL J. ERICKSON

     Mr. Erickson joined InTegCom as chief systems engineer in December, 1999. From 1998 through 1999, he served as a project manager for Lockheed Martin on the new Austin/Bergstrom International Airport in Texas. In this position, he supervised the design and installation of the power distribution, access control, CCTV, gate control and control center systems. He also coordinated and managed the subcontractors, the local Lockheed team, negotiated contracts and administered and supervised the construction effort.

     Between 1987 and 1998, Texas Instruments/Raytheon employed him as a project manager. In this capacity, he managed the development, design and installation of fire detection, CCTV, Intercom, card access, paging and other systems for a wide variety of corporate and government projects. A graduate of Brigham Young University with a bachelor of science degree in electrical engineering, Mr. Erickson has in prior years acted as a consultant to architectural and engineering firms, contractors and owners for communications, electronic control and security systems located in airports, hotels, hospitals, penal institutions, malls and corporate.

ROBERT H. GREENQUIST

     Mr. Greenquist joined us in 1991 and has continuously worked for ITC as a production and engineering manager. In these capacities, he has been in charge of electro-mechanical and analogue designs of equipment and oversees engineering, manufacturing and quality control activities.

     From 1986 to 1991, he served as president of Alpha-Tronics, an engineering consulting firm specializing in analogue designs. During 1976 to 1986, he owned and operated Research Development Corp., an R&D consulting firm to manufacturers of high-end assemblies for echo cardiology and medical imaging equipment as well as avionics equipment in large commercial jet aircrafts. Since 1965 to 1976, he owned and operated GHV Electronics, Inc., a manufacturer of audio/visual products, where he also functioned as a design engineer for new products.

ALBERTO SID

     Mr. Sid has acted as an engineering manager with ITC since early 1995. Before that he held positions of director of R&D and hardware engineering manager at Graphex Imaging Systems, Inc., a manufacturer of imaging, plotter and scanner products, from 1991 until his employment by IntegCom. In 1989 to 1991, he served as president of Telec Research and Engineering, a start-up manufacturer of products using robotic controls, high-resolution positioning devices, multiprocessors and smart light fixtures.

     From 1984 to 1989, he was a senior technical specialist at Scitex America Corp., where he lent technical, maintenance and marketing support to customers. A graduate of Technion Israel Institute with a bachelor of science degree in electrical engineering, Polytechnic University of New York with a masters degree in computer science, and New York Institute of Technology with an MBA, he worked for several Israel companies from 1978 to 1984 as a technical specialist, project leader, design engineer and electronic technician.

CHARLES R. ADAMS, JR.

     Mr. Adams started working for ITC in 1995 and has continued until the present. In our Texas office, he oversees service and installation projects, interfacing with customers, general contractors, architects and vendors.

     From 1993 to 1995, he was employed as a service and installation supervisor for Ogden Government Services. During 1984 to 1993, he worked for Walker Engineering as foreman on projects involving security conduits, hook-ups for airport lighting, power distribution, lighting and wiring. Previously, he held positions as a wirer and electronic technician at Cal Electric, Tristar Electric and Western Electric from 1971 to 1984.

DAVID R. JONES

     Mr. Jones has been in ITC's employ as a general manager since 1995. He oversees sales, marketing, and customer relations in our Texas office, reviews blueprints for new projects and performs financial analysis for them. From 1993 to 1995 he worked for Ogden Security Services as an operations manager where he supervised personnel, scheduled manpower on projects and interfaced with customers.

     In 1981 to 1993, Kastle Security Systems employed Mr. Jones as a general manager. There he prepared and handled budgets and other financial reports. From 1979 to 1981, he served as an installation and service supervisor at SETEC Protection Service and worked for the Federal Bureau of Investigation from 1977 to 1979, specializing in and coordinating telecommunications between regional offices and headquarters. Mr. Jones holds a bachelor of arts degree in business administration from the University of Kentucky.

INGE FOLEY

     Ms. Foley has served as our office manager from 1989 to the present. In this position, she has supervised the office staff, acted as a controller and overseen the purchase of equipment and parts for us.

     Having attended Rutgers University in business administration, she had worked previously, starting in 1966 to 1989, as a sales administrator and an operations manager for Tele-Measurement, Inc., another security systems integrator.

JANE MCCALLUM

     From 1998 to date, Ms. McCallum has managed our Texas office where she is responsible for the administration, finance, budgeting and purchasing. In 1996 to 1998, she served as a staffing manager for Personal Touch Home Care, Inc., a concern that provides nursing service to patients in their homes. In 1995 to 1996, she acted as business service manager of RedBird Health, Inc., another health care company, where she supervised the office and clerical staff, billing and accounts payable and receivable.

From 1990 to 1995, she was employed by Techcord Consulting Group, Inc., a security consultant, as office manager in charge of marketing, public relations, payroll, collections and invoices. Starting in 1982 to 1989, she acted as a clerical and collection supervisor for GTE directories and oversaw public relations, training and office finances.

     Potential investors should consider the backgrounds of our officers, directors and key employees whether or not they have the necessary experience and capabilities to operate our business and develop it effectively. Management's experience and ability are often deemed to be the most significant factors in the success of any business. ITC's management believes that it currently possesses the necessary ability and experience to operate its business effectively. Should either Mr. Henry or Mr. Witcosky leave our employ, we would be operating at a definite disadvantage. While ITC may be in a position to replace them with comparable personnel, that would not necessarily be the case, and in any event delays in locating suitable replacements are likely to occur.

BOARD COMPOSITION

     At each annual meeting of our stockholders, all of our directors will be elected to serve from the time of election and qualification until the next annual meeting election. In addition, our bylaws provide that the authorized number of directors, which is a minimum of three and a maximum of fifteen, may be changed only by resolution of the board of directors.

     Each officer is elected by, and serves at the discretion of, our board of directors. Each of our officers and directors, other than non-employee directors, devotes his full time to our affairs. Our non-employee directors devote such time to our business as is necessary to discharge their duties. There are no family relationships among any of our directors, officers or key employees.

BOARD COMMITTEES

     We have established both a compensation committee and an audit committee, a majority of which is composed of independent, outside members of our board of directors. The audit committee reviews with our independent public accountants the scope and adequacy of the audit to be performed by the independent public accountants, the accounting practices, our procedures and policies, and all related party transactions. The compensation committee recommends to our board of directors the compensation to be paid to our officers and directors, administers our stock option plan and approves the grant of options under the plan. We have appointed Mr. Pelliconi, Mr. Witcosky and Mr. Kirchner as the members of both committees.

DIRECTOR'S COMPENSATION

     Directors who are also our employees receive no additional compensation for attendance at board meetings. Non-employee directors will receive $500 for attendance at each board meeting or any committee of the board that they attend unless the board and committee meetings are held on the same day, in which case they should be considered as one and paid accordingly. Also, these directors will be reimbursed for their travel, lodging and other out-of-pocket expenses related to their attendance at board and committee meetings. Additional compensation for these directors may be arranged for special projects. No directors' fees have been paid to date. We anticipate that our board of directors will hold regularly scheduled meetings on a quarterly basis.

EXECUTIVE COMPENSATION

     The following table sets forth the total compensation paid to our president and chief executive officer and each other executive officer whose 1999 compensation equaled or exceeded $60,000.

                           SUMMARY COMPENSATION TABLE

                                                                     SALARY AND
NAME AND PRINCIPAL POSITION                                   YEAR    BONUSES
---------------------------                                   ----    -------
James E. Henry .............................................  1999    $60,000
  President and CEO                                           1998    $60,000
                                                              1997    $60,000
Irvin F. Witcosky ..........................................  1999    $60,000
  Executive Vice President                                    1998    $60,000
                                                              1997    $60,000

     The aggregate compensation paid to all persons who served in the capacity of director or executive officer during our fiscal year ended December 31, 1999 (2 persons) was approximately $120,000.

EMPLOYMENT AGREEMENTS

     Messrs. Henry and Witcosky are each serving as ITC's President and Executive Vice President under written employment contracts for five years commencing January 1, 2000. These agreements provide for an initial annual compensation of $135,000, unspecified bonuses approved by the board of directors and the compensation committee, an increase of 10% in compensation in each of the third, fourth and fifth years and a one-year non-competition covenant covering the security business that commences after termination of employment.

     Mr. Massad has entered into a five year written employment contract with ITC commencing January 1, 2000. His initial annual compensation under such contract is $110,000, and it also provides for unspecified bonuses, a 10% increase per annum in each of the third, fourth and fifth years. All these contracts may be terminated or modified by us if we fail to complete our initial public offering of securities by June 30, 2000.

INCENTIVE STOCK OPTION PLAN

     On December 23, 1999, our directors and shareholders approved the adoption of our Incentive Stock Option Plan. Under the Plan, options to purchase a maximum of 500,000 shares of its common stock may be granted to officers and other key employees of ITC. Options granted under the Plan are intended to qualify as incentive stock options as defined in the Internal Revenue Code of 1986, as amended.

ADMINISTRATION

     Our board of directors has appointed three of its members as the compensation committee to administer the Plan. This committee determines which persons are to receive options, the number of options granted and the options' exercise prices. The compensation committee may also prescribe the rules and regulations for administering the Plan, and it is this committee which decides questions arising under the Plan or any of its rules and regulations.

OPTION TERM AND PRICE

     The maximum term of any option is ten years, and the option price per share may not be less than the fair market value of our shares at the date the option is granted. However, options granted to persons owning more than 10% of our voting shares (or a combination of our voting shares and those of any subsidiary of ours) will have a term not in excess of five years, and the option price per share will not be less than 110% of fair market value.

     An optionee may exercise these options only if and to the extent that these options are vested at that time. Unless otherwise determined by our compensation committee, vesting generally occurs at the rate of 33 1/3% per year of continuous employment with InTegCom.

OPTION GRANTS

     As of the date of this prospectus, we have granted options covering a total of 100,000 shares to 44 employees at an exercise price per share equal to 90% of the initial offering price per share of the shares offered in this prospectus under the Plan.

TRANSFERABILITY AND ANTI-DILUTION

     Options granted under the Plan are not transferable other than by will or by the laws of descent and distribution. Options granted under the Plan are protected by so called anti-dilution provisions which both modify the number of shares issuable under it and adjust the exercise price of an option to account for stock dividends, stock splits and the like.

TERMINATION OF EMPLOYMENT

     Despite the term of an option, it will expire when an optionee's employment ends. The precise timing depends on the reason for the termination of employment. In the event of retirement or disability, his right extends for three (3) months afterwards. In the case of death it runs for a year after termination, while in the case of voluntary termination it occurs upon termination. When an optionee's employment is terminated involuntarily, his option runs for 30 days, except if the involuntary termination is for cause. Then the right expires as of the date of the event which triggers the termination.

PLAN TERMINATION

     The Plan will terminate on December 23, 2009 or on such earlier date as the board of directors may determine. Any option outstanding at the termination date will remain outstanding until it expires or is exercised in full, whichever occurs first.

TAX TREATMENT

     If shares are treated as being received under a Plan qualified as an Incentive Stock Option within the meaning of the Internal Revenue Code of 1986, as amended, and if the shares acquired are not disposed of by the optionee within two years from the date of the grant of the option nor within one year from the transfer of the shares to the optionee, then no income is recognized by the optionee upon his receipt of the option or its exercise. If the shares are disposed of within either the first two years of the option's grant or one year from the acquisition of the shares, then compensation income in the amount of the difference between the value of the shares at the time they were acquired and the price actually paid for them will be recognized by the optionee in the year of the disposition, and an equal deduction will be allowed to ITC.

     If the aggregate fair market value of the shares of common stock (determined at the time the option is granted) with respect to which incentive stock options are exercisable for the first time by such optionee during any calendar year (under all such plans) exceeds $100,000, then only the first $100,000 of such shares so purchased will be treated as exercised under the Plan and any excess over $100,000 so purchased shall be treated as options which are not incentive stock options. This rule is applied by taking options into account in the order or sequence in which they are granted.

SIMPLE IRA PLAN

     On October 1, 1999, we adopted a Simple IRA Plan for our employees to accommodate their pension needs. Under this plan, we shall contribute on behalf of each participant for the plan year an amount equal, dollar for dollar, to that amount which these participants contribute to their retirement accounts under the plan.

     Our matching contributions are limited to 3% of each participant's compensation or $6,000, as adjusted, whichever is less. Each employee may elect to make contributions to his retirement account by means of reductions from his salary or his personal contribution of a specific dollar amount not to exceed $6,000. From time to time, the U.S. Secretary of the Treasury may adjust these limitations on both our matching contributions and the employees' contributions for cost of living increases. The employees' portion of his account vests immediately in full and cannot be forfeited. Our contributions under this Plan are generally deductible for taxable year for which they were made.

LIMITATIONS OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our certificate of incorporation and bylaws limit the liability of directors and officers to the maximum extent permitted by Delaware law. We will indemnify any person who was or is a party, or is threatened to be made a party to, an action, suit or proceeding, whether civil, criminal, administrative or investigative, if that person is or was our director, officer, employee or agent or serves or served any other enterprise at our request.

     In addition, our certificate of incorporation provides that a director shall not be personally liable to us or our stockholders for monetary damages for breach of the director's fiduciary duty. However, the certificate does not eliminate or limit the liability of a director for any of the following reasons:

      breach of the director's duty of loyalty to us or our stockholders;

      acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

      the unlawful payment of a dividend or unlawful stock purchase or redemption; and

      any transaction from which the director derives an improper personal benefit.

     We intend to purchase and will maintain directors' and officers' insurance
in the amount of $        . This insurance will insure directors against any
liability arising out of the director's status as our director, regardless of whether we have the power to indemnify the director against the liability under applicable law.

     We have been advised that in the opinion of the Security Exchange Commission insofar as the indemnification provisions referred to above may be invoked to disclaim liability for damages arising under the Securities Act, these provisions are against public policy as expressed in the Act and are, therefore, unenforceable.

                              CERTAIN TRANSACTIONS

     In October, 1989, as part of the repurchase of HBE assets and name, Mr. Henry lent us approximately $100,000 to finance this acquisition. This loan was converted to equity in December, 1993. From 1989 until 1994, Mr. Witcosky lent us an aggregate of about $100,000 to finance our business which has since been converted to equity.

     In the early 1990's, we had orally agreed with a former joint adventurer of Mr. Henry and Mr. Witcosky in connection with the HBE asset acquisition from CGI to repay his $50,000 loan and to extinguish his equity claims. That agreement was finally memoralized in writing in December, 1999.

     Under these arrangements, we are obligated to repay an aggregate of $128,685 to him at the rate of 10% per annum until December 1, 2003 in monthly installments under two promissory notes. Mr. Henry and Mr. Witcosky are also obligors under these notes. In addition, Mr. Witcosky paid this joint adventurer $40,000 to extinguish his equity claim regarding an InTegCom subsidiary, HBE Acquisition Corp.

     On December 30, 1999, Messrs. Henry and Witcosky each sold 80,000 shares of their InTegCom common stock for a total of 160,000 shares to Mr. Massad for an aggregate of $24,000 under restrictive conditions involving his continued employment. On or about the same date, Messrs. Henry and Witcosky each also transferred 20,000 of their InTegCom shares, totaling 40,000 shares, to John, Ray and Hartford Henry as a part settlement of our debt to them.

     Under a bank loan agreement between us and Hudson United Bank dated September 1, 1999, Mr. Henry and Mr. Witcosky have personally guaranteed up to $2,250,000 of our indebtedness to the bank, plus accrued interest, and have agreed to subordinate nearly $140,000 of Henry Brothers' loans made to us to the bank's loans. Upon completion of this offering, we anticipate that these guarantees and subordinations will be eliminated.

POLICY REGARDING LOANS AND OTHER AFFILIATED TRANSACTIONS

     Nearly all of the affiliated transactions and loans described above were entered into when there were less than two disinterested independent directors on our board of directors, and accordingly we lacked sufficient disinterested independent directors to approve or ratify such transactions and loans at the time they were initiated. However, we believe that all such transactions and loans were made on terms that are as favorable to us as those which were generally available from unaffiliated third parties at that time.

     We currently have and will maintain at least two independent directors on our board of directors. All future material affiliated transactions and future loans and loan guarantees with our officers, directors, 5% shareholders, or their respective affiliates, will be on terms that are as favorable to us as those generally available from unaffiliated third parties; and all such future transactions and loans, and any forgiveness of such loans, shall be approved or ratified by a majority of our independent directors who do not have an interest in the transactions and who will have access, at our expense, to ITC's attorneys or an independent legal counsel. We do not intend to make any future loans to or guarantee loans on behalf of our officers, directors and employees, other than
(i) advances for travel, business expense, and similar ordinary operating expenditures; (ii) loans or loan guarantees made for the purchase of our securities; and (iii) loans for relocation.

                             PRINCIPAL STOCKHOLDERS

     The table below sets forth information with respect to the beneficial ownership of our common stock, as of the date of this prospectus for the following persons:

      each person known by us to be the beneficial owner of more than 5% of our common stock;

      each of our directors;

      each of our executive officers; and

      our executive officers and directors as a group.

     Beneficial ownership has been determined in accordance with the rules and regulations of the Securities and Exchange Commission and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage ownership for each person listed below includes shares of common stock, underlying options or warrants held by the person that are exercisable within 60 days of the date of this prospectus, but excludes shares of common stock underlying options or warrants held by any other person. Common stock beneficially owned and percentage ownership are based on 4,000,000 shares outstanding before this offering and 5,000,000 shares to be outstanding after the completion of this offering, assuming no exercise of the underwriters' over-allotment option.

     Unless otherwise indicated, the address of each beneficial owner is c/o ITC, 280 Midland Avenue, Saddle Brook, New Jersey 07662.

                                                                             PERCENTAGE OF
                                                                             COMMON STOCK
                                                            NUMBER OF     BENEFICIALLY OWNED
                                                              SHARES      -------------------
NAME, ADDRESS AND TITLE                                    BENEFICIALLY    BEFORE     AFTER
OF BENEFICIAL OWNER                                           OWNED       OFFERING   OFFERING
-------------------                                           -----       --------   --------
James E. Henry, CEO, President and Director..............   1,900,000       47.5%      38.0%
Irvin F. Witcosky, Executive Vice President, Secretary
  and Director...........................................   1,900,000       47.5%      38.0%
Louis Massad, CFO, Principal Accounting Officer,
  Treasurer and Director(1)..............................     160,000        4.0%       3.2%
Theodore Gjini(2)........................................      12,000        0.3%       0.2%
Leroy Kirchner...........................................      --           --         --
C. Jay Pelliconi.........................................      --           --         --
All executive officers and directors as a group
  (6 persons)............................................   3,972,000       99.3%      79.4%

------------

(1) Holds 40,000 shares currently but the remaining 120,000 shares are held in escrow and will only be released to him at the rate of 40,000 shares per year of continuous employment with InTegCom.

(2) Represents shares of common stock issuable upon exercise of unvested options under the incentive stock option plan.

                           DESCRIPTION OF SECURITIES

SECURITIES OFFERED

     The 1,000,000 Units offered by the prospectus are comprised of 1,000,000 shares of common stock and 1,000,000 warrants to purchase an equal number of shares of common stock. These shares and warrants will be traded separately upon the effectiveness of this offering.

     Our authorized capital stock consists of 10,000,000 shares of common stock, par value $.01 per share, and 2,000,000 shares of preferred stock, par value $.01 per share, the rights and preferences of which may be established from time to time by our board of directors. Assuming no exercise of the underwriters' over-allotment option, upon completion of this offering, there will be 5,000,000 shares of our common stock issued and outstanding, no preferred stock outstanding, and excluding the representative's warrants, there will be 1,000,000 public warrants outstanding.

     The description of our securities are summaries and do not contain all the information that may be important to you. For more complete information, you should read our certificate of incorporation, and the forms of representative's warrants, public warrant agreement and the public warrant which are filed as exhibits to the registration statement of which this prospectus forms a part.

COMMON STOCK

     Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Apart from preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of our common stock are entitled to receive dividends ratably, if any, as may be declared from time to time by our board of directors out of funds legally available therefor. Upon the liquidation, dissolution or winding up of ITC, the holders of our common stock are entitled to receive ratably, our net assets available after the payment of all liabilities and liquidation preferences on any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of our common stock are, and the shares offered in this offering will be, when issued and paid for, validly issued, duly authorized, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

PREFERRED STOCK

     Our board of directors is authorized, without further stockholder approval, to issue up to 2,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of these shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. These shares may have rights senior to our common stock. The issuance of preferred stock may have the effect of delaying or preventing a change in control of us. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. At present, we do not intend to issue any shares of our preferred stock in the foreseeable future. No preferred stock will be issued for two years from the date of this prospectus without the consent of the representative, which shall not be unreasonably withheld.

WARRANTS

     We are authorized to issue three-year warrants to purchase an aggregate of 1,000,000 shares of common stock (exclusive of 150,000 warrants issuable upon exercise of the underwriters' over-allotment option). We have reserved an equivalent number of shares for issuance upon exercise of these warrants. Each warrant represents the right to purchase one share of common stock, commencing on the effective date of this offering and until the expiration of three years from the date of this prospectus. The exercise price of the warrants is
$            per share, until             , 2003 and during their term. After
expiration, the warrants will be void and of no value.

     From             , 2001 until the close of business on             , 2003,
the warrants are subject to earlier redemption as follows: If the average of the closing bid prices of the common stock (if the common stock is then traded in the over-the counter market) or the average of the closing prices of the common stock (if the common stock is then traded on a national securities exchange or
the NASDAQ National Market or Small Cap System) exceeds             for any
consecutive 20 trading days, then upon at least 30 days prior written notice, given within 60 days of the period, we will be able to call all (but not less than all) of the warrants for redemption at a price of $.25 per warrant.

     The warrants contain provisions that protect their holders against dilution by adjustment of the exercise price and number of shares issuable upon exercise on the occurrence of specific events, such as stock dividends or other changes in the number of outstanding shares except for shares issued under any ITC stock option plans for the benefit of its employees, directors and agents, the warrants offered hereby, the representative's warrants, the underwriters' over-allotment option and any equity securities for which adequate consideration is received. We are not required to issue fractional shares. In lieu of the issuance of fractional shares, we will pay cash to holders of the warrants. In computing the cash payable to holders, a share of common stock will be valued at its price immediately prior to the close of business on the expiration date. The holder of a warrant will not possess any rights as a stockholder of ITC unless he exercises his warrant.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW

     Section 203 of the Delaware General Corporation Law contains provisions that may make the acquisition of control of our company by means of a tender offer, open market purchase, proxy fight or otherwise, more difficult. We must comply with the provisions of this law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a 'business combination' with an 'interested stockholder' for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

     A 'business combination' includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An 'interested stockholder' is a person who, together with affiliates and associates, owns, or, in some cases, within three years prior, did own, 15% or more of the corporation's voting stock. Under Section 203, a business combination between InTegCom and an interested stockholder is prohibited unless it satisfies one of the following three conditions:

      our board of directors must have previously approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

      upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by (1) persons who are directors and also officers and (2) employee stock plans, in some instances; and

      the business combination is approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

LISTING ON NASDAQ SMALL CAP SYSTEM AND BOSTON STOCK EXCHANGE

     After the offering we anticipate that the common stock and warrants will be quoted on the National Association of Securities Dealers, Inc. (NASDAQ), Small
Cap System and the Boston Stock Exchange ('BSE') under the symbols '      ' and
'      W'. Applications to list such securities on these system and exchange will be filed shortly.

     We cannot assure that the prices of our securities will be so quoted or that a trading market for our securities will develop or be sustained, or at what price the securities will trade. In addition, even if these securities are listed and traded initially on NASDAQ and BSE, we may fail to meet subsequently certain minimum standards for continued listing. In that event, these securities will consequently be delisted, and their price will no longer be quoted in this system. These results may make it extremely difficult to sell or trade our securities.

TRANSFER AND WARRANT AGENT AND REGISTER

     Jersey Transfer & Trust Co. is the transfer and warrant agent and registrar for our securities.

                        SHARES ELIGIBLE FOR FUTURE SALE

     The market price of our shares could drop as a result of sales of substantial amounts of them in the public market after this offering or the perception that these sales may occur. This set of circumstances could also make it more difficult for us to raise funds through future offerings of stock.

     The 1,000,000 shares and 1,000,000 warrants that we are offering will be freely tradable without restriction except for any shares held by our 'affiliates' as defined in Rule 144 under the Securities Act or those otherwise restricted under the Act. In addition, if the underwriters exercise their over-allotment option, in part or in full, up to 150,000 additional shares and 150,000 additional warrants will be issued and freely tradable.

     Our remaining 4,000,000 outstanding shares are 'restricted securities' as defined in Rule 144. Those shares may only be resold if there is an effective registration statement under the Securities Act covering those shares or an exemption from registration under Rule 144 or otherwise is available. The primary holders of all currently outstanding 4,000,000 shares have agreed that they will not sell any shares without the prior consent of the representative of the underwriters for a period of 365 days from the effective date of this offering. Shares covered by such registration will be eligible for resale in the public market, subject to Rule 144 limitations applicable to 'affiliates' and to the lock-up agreements previously described. Furthermore, we will be issuing warrants to the representative of the underwriters at the closing of this offering which, if exercised in full, will yield another 100,000 shares. After this offering, we eventually intend to register all 500,000 shares reserved for issuance under our stock option plan.

     Our stock options and warrants are likely to be exercised, if at all, at a time when we otherwise could obtain a price for the sale of our shares that is higher than the exercise price per share of the options or warrants. Any exercise or the possibility of an exercise may impede our efforts to obtain further financing through the sale of additional securities or make that financing more costly.

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement between the Company and Mason Hill & Co., Inc., the representative of the several underwriters, a copy of which agreement is filed as an exhibit to the registration statement of which this prospectus forms a part, we have agreed to sell to the underwriters named below, and the underwriters have agreed to purchase all 1,000,000 shares of common stock and 1,000,000 warrants to purchase shares of common stock offered.

                                                                      NUMBER OF
                                                                ---------------------
UNDERWRITER                     NUMBER OF ADDRESS                SHARES     WARRANTS
-----------                     -----------------                ------     --------
Mason Hill & Co., Inc.........  110 Wall Street
                                New York, NY 10005............

                                                                ---------   ---------
     Total....................................................  1,000,000   1,000,000
                                                                ---------   ---------
                                                                ---------   ---------

     The representative has advised us that the underwriters will offer the shares and warrants as set forth on the cover page of this prospectus, which includes the underwriting discount indicated there, and that the underwriters
will initially allow concessions not in excess of $            per share and
$            per warrant on sales to certain dealers. After the initial public offering, concessions to dealers terms may be changed by the representative.

     The representative has advised us that the underwriters do not intend to confirm sales of the shares and warrants to any account over which they exercise discretionary authority in an aggregate amount in excess of five (5%) percent of the total securities offered hereby.

     We have granted to the underwriters an option which expires 45 days after the date of this prospectus, exercisable as provided in the underwriting agreement, to purchase up to an additional

150,000 shares and 150,000 warrants at a net price of $            per share and
$.10 per warrant (90% of the public offering price) which option may be exercised only for the purpose of covering over-allotments, if any, in the sale of 1,000,000 shares and 1,000,000 warrants offered in this prospectus.

     The underwriting agreement provides that upon the closing of the sale of the securities offered, the representative will be paid a non-accountable expense allowance equal to 3% of the aggregate public offering price (including the over-allotment option) of which $50,000 has been paid to date. The underwriting agreement provides for reciprocal indemnification between us and the underwriters against certain liabilities in connection with the registration statement, including liabilities under the Securities Act of 1933, as amended. The underwriting agreement further provides that we and each of our directors individually will, upon completion of the public offering, for a period of no less than three years, support for election a designee of the representative to our board of directors.

     In connection with this public offering, we have agreed to sell to the representative or its designees, at a price of $10, representative's warrants
covering 100,00 shares which may not be transferred before             , 2000,
except to officers of the representative or to other members of their underwriting group or to partners or officers of these members. The exercise price of these warrants will equal 120% of the initial offering price of the shares of common stock. The representative's warrants are exercisable for a period of four years beginning one year after the date of this prospectus. These warrants will contain certain anti-dilution provisions and have also been included in the registration statement of which this prospectus forms a part but may not be publicly offered unless and until a post-effective amendment or new registration statement with respect thereto has been filed and becomes effective. We have agreed to prepare and file one post-effective amendment (or registration statement, if required) during this four-year period if requested by the representative and to bear its expense, and in addition, the representative has certain rights to include these warrants, and the underlying stock in any other registration statement filed by us during the four-year period. Any profit realized from the sale of these warrants or underlying stock may be deemed additional underwriting compensation. The exercise of the underwriters' over-allotment option will not result in increasing the securities underlying the representative's warrants or in the granting of any additional warrants to the representative.

     We have agreed that the representative shall have a preferential right for three years commencing on the date of this prospectus to purchase for its own account or to act as underwriter or placement agent for subsequent public or private offerings of our securities or those of our subsidiaries made by us.

     Our officers and directors, who are current shareholders of our outstanding shares, have agreed not to sell any shares of common stock owned by them, without the prior written consent of the representative, for a period of 12 months after the effective date of the registration statement of which this prospectus forms a part. In addition, we have granted the representative the right for three years to name a member of its choice to our board of directors which it has exercised with the selection of C. Jay Pelliconi to the board.

     Mason Hill commenced operations in March 1995. It has co-managed or managed only four public offerings of securities although it has participated in numerous public offerings as a member of the underwriters' and dealers' groups. Accordingly, the representative has limited experience as a managing underwriter of public offerings.

     Its lack of experience as lead underwriter may impair our ability to develop a public market for our securities. The representative may not be able to participate as a market maker of our common stock and warrants should our securities trade below the minimum prices set by the NASDAQ for small cap listings. Nor can we be certain that any broker-dealer will become a market maker for our common stock and warrants. If there are no market makers, our common stock and warrants may be delisted from NASDAQ.

     The representative may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and 'passive' market making in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the shares of common stock or warrants in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares of common stock or warrants originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. In 'passive' market making, market makers in the securities who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the securities until the time, if any, at which a stabilizing bid is made. these stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock or warrants to be higher than they would otherwise be in the absence of these transactions. These transactions may be effected on the over-the-counter Bulletin Board or otherwise and, if commenced, may be discontinued at any time.

     Prior to this offering, there has been no public market for common stock or warrants. Consequently, the public offering prices of our securities have been determined by negotiation between us and the representative. Factors considered in determining the public offering prices of these securities and the exercise price of the warrants included our net worth and earnings, the amount of dilution per share of common stock to the public investors, the estimated amount of proceeds believed necessary to accomplish our proposed goals, prospects for our business and the industry in which we operate, the present state of our activities and the general condition of the securities markets at the time of the offering.

     The underwriters intend to reserve approximately ten (10%) percent of the securities offered by this prospectus to our employees, directors, their friends and relatives as well as our vendors and customers.

                                 LEGAL MATTERS

     The legality of the securities offered in this prospectus will be passed upon for us by Cascone & Cole, 711 Third Avenue, New York, New York 10017. Certain legal matters in connection with the offering will be passed upon for the underwriters by Sichenzia, Ross & Friedman, LLP, 135 West 50th Street, 20th Floor, New York, NY 10020.

                                    EXPERTS

     Our financial statements of December 31, 1998, 1997 and 1996 appearing in this prospectus and registration statement have been included herein and in the registration statement in reliance upon the report of Demetrius & Company, LLC, independent certified public accountants, and upon the authority of this firm as experts in accounting and auditing.

                          HOW TO GET MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York, 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issues that file electronically with the Commission.

     Upon effectiveness of the registration statement, we will be subject to the reporting and other requirements of the Securities Exchange Act of 1934 and we intend to furnish our shareholders annual reports containing financial statements audited by our independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

     We have applied for the listing of our common stock on the NASDAQ Small Cap
Market and BSE under the symbol '      ' and '      W'. After this offering is
effective, you may obtain certain information about us on NASDAQ Internet Site (http://www.Nasdaq-Amex.com) and BSE Internet site (www.bostonstock.com).

                             CHANGE IN ACCOUNTANTS

     In September 1999 our prior auditors, Schwack and Katz resigned solely because we had decided to pursue an initial public offering, and Schwack and Katz had no public offering experience. On or about the same time, we engaged Demetrius & Company, LLC to audit our financial statements for the fiscal years ended December 31, 1996, 1997 and 1998. The decision to change accountants was made with the approval of our board of directors.

     We believe and we have been advised by Schwack and Katz that it concurs in such belief that, during its tenure with us, we did not have any disagreement on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Schwack and Katz would have caused it to make reference in connection with its report on our financial statements to the subject matter of the disagreement.

     No report of Schwack and Katz on our financial statements for either of the past three fiscal years contained an adverse opinion, a disclaimer of opinion or a qualification or was modified as to uncertainty, audit, scope or accounting principles. During such fiscal periods, there were no 'reportable events' within the meaning of Item 304(a)(1) of Regulation S-B promulgated under the Securities Act of 1933.

                        INTEGCOM CORP. AND SUBSIDIARIES
                       CONSOLIDATED FINANCIAL STATEMENTS

                        INTEGCOM CORP. AND SUBSIDIARIES
                       CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

Independent Auditors' Report................................      F-3

Consolidated Balance Sheets as of December 31, 1997 and 1998
  and September 30, 1999 (unaudited)........................      F-4

Combined Statement of Operations and Retained Earnings for
  the Years Ended December 31, 1996, 1997 and 1998 and for
  the nine months ended September 30, 1998 and 1999
  (unaudited)...............................................      F-5

Combined Statements of Cash Flows for the Years Ended
  December 31, 1996, 1997, 1998 and for the nine months
  ended September 30, 1998 and 1999 (unaudited).............      F-6

Notes to Financial Statements...............................   F-7 - F-13

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
INTEGCOM CORP.

     We have audited the accompanying consolidated balance sheets of IntegCom Corp. and Subsidiaries at December 31, 1998 and 1997, and the related consolidated statements of operations and retained earnings and cash flows for each of the years in the three-year period ended December 31, 1998, in accordance with standards established by the American Institute of Certified Public Accountants. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly in all material respects the consolidated financial position of IntegCom and Subsidiaries as of December 31, 1998 and 1997, and the consolidated results of their operations for each of the years in the three year period ended
December 31, 1998 in conformity with generally accepted accounting principles.

                                          DEMETRIUS & COMPANY, L.L.C.

Wayne, New Jersey
December 23, 1999

                        INTEGCOM CORP. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                               DECEMBER 31,
                                                          -----------------------   SEPTEMBER 30,
                                                             1997         1998          1999
                                                             ----         ----          ----
                                                                                     (UNAUDITED)
                         ASSETS
Current assets:
     Cash...............................................  $  185,769   $  196,771    $  269,804
     Accounts receivable -- net of allowance for
       doubtful accounts of $84,721, $52,544 and
       $52,544..........................................   1,141,553    1,375,786     1,475,616
     Inventory..........................................     757,288      809,209       997,249
     Other current assets...............................      75,435       62,881        51,244
                                                          ----------   ----------    ----------
          Total current assets..........................   2,160,045    2,444,647     2,793,913
Property and equipment, net of depreciation of $391,023,
  $501,708 and $534,193.................................     311,524      319,486       313,875
Computer software product cost -- net of amortization of
  $75,150, $135,442 and $180,442........................     185,146      207,181       228,527
Other assets............................................      41,133       83,486        75,604
                                                          ----------   ----------    ----------
                                                          $2,697,848   $3,054,800    $3,411,919
                                                          ----------   ----------    ----------
                                                          ----------   ----------    ----------
          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable...................................  $  796,317   $  658,774    $  933,417
     Accrued taxes and expenses.........................     188,951      207,590       207,999
     Notes payable bank.................................     575,554       --           --
     Long-term debt current portion.....................      --           --            20,393
     Capitalized lease obligations, current portion.....      24,070       32,898        61,229
     Loans payable......................................     429,729       16,377       --
     Customer deposits held.............................      --          150,000       --
                                                          ----------   ----------    ----------
          Total current liabilities.....................   2,014,621    1,065,639     1,223,038
Capitalized lease obligations, less current portion.....      35,063       54,631       --
Long-term debt, less current portion....................      --        1,191,475     1,367,738
Deferred tax liability..................................      26,345       31,902       --
Stockholders' equity:
     Preferred stock -- par value $.01
       Authorized  2,000,000 shares
       Issued  None
     Common stock -- par value $.01
       Authorized  10,000,000 shares
       Issued and outstanding  4,000,000 shares.........      40,000       40,000        40,000
Additional paid-in capital..............................     171,300      171,300       171,300
Retained earnings.......................................     410,519      499,853       609,843
                                                          ----------   ----------    ----------
          Total shareholders' equity....................     621,819      711,153       821,143
                                                          ----------   ----------    ----------
                                                          $2,697,848   $3,054,800    $3,411,919
                                                          ----------   ----------    ----------
                                                          ----------   ----------    ----------

         The accompanying notes are an integral part of the statements.

                        INTEGCOM CORP. AND SUBSIDIARIES
           CONSOLIDATED STATEMENT OF OPERATIONS AND RETAINED EARNINGS

                                                                               NINE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                     ------------------------------------   -----------------------
                                        1996         1997         1998         1998         1999
                                        ----         ----         ----         ----         ----
                                                                                  (UNAUDITED)
Sales..............................  $4,908,375   $4,011,408   $6,783,267   $4,912,560   $5,253,051
Cost of sales......................   3,576,757    2,574,169    4,703,515    3,404,066    3,603,699
                                     ----------   ----------   ----------   ----------   ----------
Gross profit.......................   1,331,618    1,437,239    2,079,752    1,508,494    1,649,352
                                     ----------   ----------   ----------   ----------   ----------
Operating expenses
     Selling, general and
       administrative..............   1,207,680    1,255,920    1,791,147    1,279,496    1,407,744
     Interest expense..............      70,156      159,672      106,939       74,300       63,618
                                     ----------   ----------   ----------   ----------   ----------
          Total operating
            expenses...............   1,277,836    1,415,592    1,898,086    1,353,796    1,471,362
                                     ----------   ----------   ----------   ----------   ----------
     Income before income taxes....      53,782       21,647      181,666      154,698      177,990
Provision for income taxes.........      22,716       21,946       76,191       65,047       68,000
                                     ----------   ----------   ----------   ----------   ----------
Net income (loss)..................      31,066         (299)     105,475       89,651      109,990
     Retained
       earnings -- beginning.......     379,752      410,818      410,519      410,519      499,853
     Deficit acquired in merger....          --           --      (16,141)          --           --
                                     ----------   ----------   ----------   ----------   ----------
          Retained
            earnings -- end........  $  410,818   $  410,519   $  499,853   $  500,170   $  609,843
                                     ----------   ----------   ----------   ----------   ----------
                                     ----------   ----------   ----------   ----------   ----------
Basic and diluted earnings per
  common share:
     Basic earnings per common
       share.......................    $.008        $.000        $.026        $.022        $.027
                                       -----        -----        -----        -----        -----
                                       -----        -----        -----        -----        -----
     Weighted average common
       shares......................   4,000,000    4,000,000    4,000,000    4,000,000    4,000,000
     Pro forma basic earnings per
       share (unaudited)...........                              $.021                     $.022
                                                                 -----                     -----
                                                                 -----                     -----
     Weighted average shares used
       in comparing pro forma basic
       earnings per share
       (unaudited).................                             5,000,000                 5,000,000
     Pro forma diluted earnings per
       common share (unaudited)....                              $.017                     $.018
                                                                 -----                     -----
                                                                 -----                     -----
     Pro forma weighted average
       diluted common shares
       (unaudited).................                             6,200,000                 6,200,000

         The accompanying notes are an integral part of the statements.

                        INTEGCOM CORP. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                  NINE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                            ---------------------------------   ---------------------
                                              1996        1997        1998        1998        1999
                                              ----        ----        ----        ----        ----
                                                                                     (UNAUDITED)
Cash flows from operating activities:
     Net income (loss) for the year.......  $  31,066   $    (299)  $ 105,475   $  89,949   $ 109,988
     Adjustments to reconcile net income
       to net cash provided by (applied
       to) operating activities:
          Depreciation and amortization...    123,286     151,230     167,702     124,815      77,485
          (Increase) decrease in accounts
            receivable....................     34,892     171,900    (234,233)   (217,969)    (99,830)
          (Increase) decrease in
            inventory.....................    (99,181)   (342,636)    (51,921)   (331,005)   (188,040)
          (Increase) decrease in prepaid
            expenses......................    (44,122)    (27,953)     14,054      50,146      11,637
          (Increase) decrease in other
            assets........................      7,779      21,674     (56,719)      1,491       7,882
          Increase (decrease) in accounts
            payable.......................     77,442    (113,120)   (137,543)    102,687     274,645
          Increase (decrease) in accrued
            taxes and expenses............    (41,254)      1,342      18,639      21,794         409
          Increase (decrease) in other
            liabilities...................     19,336      65,046      12,567    (323,871)   (619,846)
          Increase (decrease) in customer
            deposits held.................    (40,114)     --         150,000      --          --
                                            ---------   ---------   ---------   ---------   ---------
               Cash flows provided by
                 (applied to) operating
                 activities...............     69,130     (72,816)    (11,979)   (481,963)   (425,670)
                                            ---------   ---------   ---------   ---------   ---------
Cash flows from investing activities:
     Computer software development
       costs..............................   (184,205)    (76,091)    (82,327)    (59,789)    (66,346)
     Acquisition of treasury stock........     --            (500)     --          --          --
     Purchase of property and equipment
       and leasehold improvements.........   (145,364)    (78,907)   (118,647)    (64,610)    (26,874)
     Proceeds of sale of property and
       equipment..........................     47,347      --          --          --          --
                                            ---------   ---------   ---------   ---------   ---------
               Cash used in investing
                 activities...............   (282,222)   (155,498)   (200,974)   (124,399)    (93,220)
                                            ---------   ---------   ---------   ---------   ---------
Cash flows from financing activities:
     Proceeds of loans....................    372,659      --          --          --          --
     Repayments of loans from
       shareholders.......................      6,000      45,169       1,084      --          --
     Proceeds of installment loans........     --          --         352,144        (300)     --
     Repayments of demand loans...........     --          --        (875,554)      7,010      --
     Proceeds of demand loans.............     77,619     125,554     822,177      30,407      --
     Capitalized lease obligation
       payments...........................    (27,146)    (24,718)    (30,063)    (31,563)     12,753
     Repayments of notes -- term..........     (8,990)    (34,194)    (45,833)    507,509     579,170
                                            ---------   ---------   ---------   ---------   ---------
               Cash provided by financing
                 activities...............    420,142     111,811     223,955     513,063     591,923
                                            ---------   ---------   ---------   ---------   ---------
Net cash increase (decrease)..............    207,050    (116,503)     11,002     (93,299)     73,033
Cash -- beginning.........................     95,222     302,272     185,769     185,769     196,771
                                            ---------   ---------   ---------   ---------   ---------
               Cash -- ending.............  $ 302,272   $ 185,769   $ 196,771   $  92,470   $ 269,804
                                            ---------   ---------   ---------   ---------   ---------
                                            ---------   ---------   ---------   ---------   ---------
Supplemental disclosure of cash flow
  information:
     Taxes paid...........................  $  35,688   $  50,873   $  29,254      --       $  32,500
     Interest paid........................  $  64,844   $ 129,826   $  93,537   $  49,858   $  53,795

         The accompanying notes are an integral part of the statements.

                        INTEGCOM CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (INFORMATION FOR THE NINE MONTH PERIOD ENDED
                   SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

NATURE OF OPERATIONS

     IntegCom Corp. was incorporated under the laws of the State of Delaware on November 19, 1999. Also, on November 30, 1999 the Company acquired all the outstanding shares of HBE Acquisition Corp. (T/A Henry Bros. Electronics) Viscom Products, Inc. and HBE Central Management, Inc. The Company is a systems integrator providing design, installation and support services for a wide variety of security, communications and control systems. IntegCom specializes in turnkey systems that integrate many different technologies. Systems are customized to meet the specified needs of the client. The Company markets nationwide with an emphasis on the New York and Dallas metropolitan areas. Customers are primarily Fortune 500 companies and government agencies.

     The Company's headquarters and manufacturing facility is located in Saddle Brook, New Jersey. A sales and service facility is located near Dallas, Texas.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of consolidation -- The Company acquired all the HBE Acquisition Corp., Viscom Products, Inc. and HBE Central Management, Inc. through an exchange of 4,000,000 shares of common stock for all the outstanding stock of the acquired companies. The business combination has been accounted as a pooling of interest.

     The accompanying consolidated financial statements have been restated to give effect to the combination. All significant transactions and balances have been eliminated in consolidation.

     Income Recognition -- Sales revenues from systems installations are generally recognized on the completed-contract method, in which revenue is recognized when the contract is substantially complete. Most contracts are completed in less than a year. Contracts that are expected to be completed in more than a year are accounted for on the percentage of completion method. This method recognizes revenue on a proportional basis as work on the contract progresses.

     Service contracts are billed either monthly or quarterly on the first day of the month covered by the contract. Accordingly, revenue from service contracts is recognized when billed.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents -- Cash and cash equivalents includes cash on hand, demand deposits and short term investments with initial maturities of three months or less.

     Property and Equipment -- Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed on a straight-line basis over estimated useful lives of five to ten years. Leasehold improvements are depreciated over the shorter of related lease terms or the estimated useful lives. Upon retirement or sale, the costs of the assets disposed and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the determination of income. Repairs and maintenance costs are expensed as incurred.

     Computer Software Product Cost -- The Company accounts for software development costs in accordance with Statement of Financial Accounting Standards No. 86 'Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed' ('FAS 86') under which certain software development costs incurred subsequent to the establishment of technological feasibility are capitalized and amortized over the estimated lives of the related products. Technological feasibility is established upon completion of a working model. All costs incurred prior to demonstrating technical feasibility have been charged to cost of sales. To date, costs incurred subsequent to the establishment of

                        INTEGCOM CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (INFORMATION FOR THE NINE MONTH PERIOD ENDED
                   SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

technological feasibility were $342,623, $260,296 and $408,969, respectively at December 31, 1998 and 1997 and September 30, 1999. These costs are capitalized and amortized over the estimated product life using the straight line method. Amortization expense charged to operations for the years ended December 31, 1998, 1997 and 1996 is $60,292, $44,450 and $30,700, respectively and for the nine months ended September 30, 1999 and 1998 is $45,000 and $45,219, respectively.

     Impairment of Long Lived Assets -- Long-lived assets consist of intangible assets and certain capital assets. The carrying value of these assets is regularly reviewed to verify that they are valued properly. If the facts and circumstances suggest that the value has been impaired, the carrying value of the assets will be reduced appropriately. The Company has identified no such impairment losses.

     Concentrations of Credit Risk -- Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. At December 31, 1998 and 1997 and September 30, 1999, the Company had cash balances at certain financial institutions in excess of federally insured limits. However, the Company does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

     At December 31, 1998 and September 30, 1999 approximately 52% and 54% of accounts receivable were due from Federal and local government agencies respectively. Also, at December 31, 1998 and September 30, 1999 approximately 96% and 92% of accounts receivable were concentrated in customers located in the Dallas, Texas and New York City metropolitan areas.

     Income Taxes -- The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under the asset and liability method of SFAS No. 109, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using statutory tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

     Fair Value of Financial Instruments -- The carrying amounts of the Company's financial instruments, which include cash equivalents, accounts receivable, notes receivable, accounts payable, accrued expenses and notes payable approximate their fair values at December 31, 1997 and 1998 and September 30, 1999.

     Advertising Costs -- The Company expenses advertising costs when the advertisement occurs. Total advertising expense amounted to approximately $17,000, $18,000 and $19,000 for the years ended December 31, 1996, 1997 and
1998.

     Comprehensive Income -- The Company adopted SFAS No. 130, Reporting Comprehensive Income (SFAS 130), effective January 1, 1998. SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is the change in equity of a business enterprise during a period from certain transactions and the events and circumstances from non-owner sources. For the periods presented in the accompanying combined statements of operations, comprehensive income equals the amounts of net income reported on the accompanying combined statements of operations.

     Warranty -- The Company offer warranties on all products, including parts and labor, that range from one year to four years depending upon the type of product concerned. For products made by others, the Company passes along the manufacturer's warranty to the end user. The Company charges operations with warranty expenses as incurred. For the years ended December 31, 1996, 1997 and 1998 net warranty expense was $43,742, $50,591 and $12,264, respectively.

     Historical Net Income Per Share -- The Company computes net income per common share in accordance with SFAS No. 128, 'Earnings per Share' and SEC Staff Accounting Bulletin No. 98

                        INTEGCOM CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (INFORMATION FOR THE NINE MONTH PERIOD ENDED
                   SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

('SAB 98'). Under the provisions of SFAS No. 128 and SAB 98, basic and diluted net loss per common share is computed by dividing the net income available to common shareholders for the period by the weighted average number of shares of common stock outstanding during the period. Accordingly, the number of weighted average shares outstanding as well as the amount of net income per share are the same for basic and diluted per share calculations for all periods reflected in the accompanying financial statements.

     Reclassifications -- Certain reclassifications to the 1996, 1997 and 1998 financial statements have been made to conform to the 1999 presentation.

     Segment Information -- In June 1997, Financial Accounting Standards Board
(FASB) issued Statement of Financial Accounting Standards No. 131, 'Disclosure About segments of an Enterprise and Related Information' ('Statement 131'), effective for financial statements for fiscal years beginning after December 15, 1997. Statement 131 establishes standards for the reporting by public business enterprises of financial and descriptive information about reportable operating segments in annual financial statements and interim financial reports issued by shareholders. The Company primarily provides installation services for companies in need of closed-circuit access control systems that are located throughout the United States and considers all of its operations as one segment because expenses support multiple products and services. Management uses one measurement of profitability and does not disaggregate its business for internal reporting.

     Sales to local government agencies were 21%, 34% and 40% of sales for the years ended December 31, 1997, 1998 and the nine months ended September 30, 1999, respectively.

     Interim Financial Statements (Unaudited) -- Data and information as of September 30, 1999 and for the nine months ended September 30, 1999 and 1998 are unaudited. In the opinion of management, the September 30, 1999 and 1998 unaudited interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for that period. The results of operations for the nine-month period ended September 30, 1999 are not necessarily indicative of results for the entire fiscal year or future periods.

2. INVENTORIES

     Inventories at December 31, 1997 and 1998 and September 30, 1999 consist of the following:

                                                          1997       1998       1999
                                                          ----       ----       ----
Raw materials.........................................  $521,384   $562,288   $620,099
Work-in process.......................................    40,000    246,921    377,150
Finished goods........................................   195,904      --         --
                                                        --------   --------   --------
                                                        $757,288   $809,209   $997,249
                                                        --------   --------   --------
                                                        --------   --------   --------

                        INTEGCOM CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (INFORMATION FOR THE NINE MONTH PERIOD ENDED
                   SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

3. PROPERTY AND EQUIPMENT

     Property, plant and equipment at December 31, 1997 and 1998 and September 30, 1999 consists of the following:

                                                          1997       1998       1999
                                                          ----       ----       ----
Office equipment......................................  $ 10,640   $109,756   $137,743
Demo and testing equipment............................   219,702    227,830    228,445
Warehouse equipment...................................    46,515     46,515      --
Vehicles..............................................   178,316    204,274    204,273
Computer equipment....................................   128,374    211,819    256,607
Leasehold improvements................................    21,000     21,000     21,000
                                                        --------   --------   --------
                                                         702,547    821,194    848,068
     Accumulated depreciation.........................   391,023    501,708    534,193
                                                        --------   --------   --------
                                                        $311,524   $319,486   $313,875
                                                        --------   --------   --------
                                                        --------   --------   --------

4. PAYABLE TO BANK

     Under the terms of a revolving credit agreement with a bank, dated September 8, 1999, the Company may borrow up to $2,000,000 at 1/2% above the bank's prime interest rate through June 1, 2001. The aggregate principal amount of the advances up to $1,500,000 shall not exceed 80% of the face amount of qualified accounts receivable. In addition, the Company may borrow up to $500,000 to be used for the purchase of inventory and expenses related to large contracts awarded to borrower. The bank has additionally granted an equipment line of credit of up to $250,000. Amounts owed under this agreement are due on June 1, 2001. A portion of the proceeds of this loan was used to refinance $784,677 of short-term notes, and accordingly $572,177 of that amount has been classified as long-term debt at December 31, 1998.

     Substantially all the Company's assets are pledged as collateral for this loan. Among other provisions the loan agreement requires the Company to maintain net tangible networth, as defined, and maintain appropriate insurance coverage on tangible and intangible assets. In addition, the agreement prohibits the Company from, among other things, purchasing or making capital improvements in excess of defined limits in any one year, merge or consolidate with or into any corporation or acquire more than 5% of the shares of any corporation or substantially all of the assets of any other person, firm or corporation and sell, assign, transfer or dispose of any assets without obtaining the bank's consent in writing.

5. LONG-TERM DEBT

     As of December 1999, loans payable of $421,446 due officers, shareholders and others, including accrued interest of $155,246 were refinanced with the proceeds from the long term revolving credit (see Note 4). Accordingly, $421,446 of loans payable have been reclassified to long-term debt at December 31, 1998 and September 30, 1999. Notes payable in the amount of $128,685 were issued to a non-related party in exchange for their loan and accrued interest. These notes are payable at the rate of $3,264 a month, including interest at 10% per annum, with final payments due on December 1, 2003. The remaining amount due to related parties was repaid from the revolving credit line.

     Long-term debt as reclassified consisted of the following:

                                                AT DECEMBER 31, 1998   AT SEPTEMBER 30, 1999
                                                --------------------   ---------------------
Revolving credit -- bank......................       $1,062,790             $1,239,053
Notes payable -- other........................          128,685                128,685
                                                     ----------             ----------
                                                     $1,191,475             $1,367,738
                                                     ----------             ----------
                                                     ----------             ----------

                        INTEGCOM CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (INFORMATION FOR THE NINE MONTH PERIOD ENDED
                   SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

     Annual maturities of long-term debt as of December 31, 1998:

Year ending December 31:  1999..................................      --
                          2000..................................  $   27,536
                          2001..................................   1,093,210
                          2002..................................      33,605
                          2003..................................      37,124

6. COMMITMENTS AND CONTINGENCIES

(a) LEASES

     The Company leases its facilities under operating leases expiring through 2002. The Company also leases certain equipment under capital lease. The future minimum rental payments under noncancelable leases and equipment loans as of December 31, 1998 were as follows:

                                                           OPERATING   CAPITAL
                                                           ---------   -------
1999.....................................................  $117,900    $35,034
2000.....................................................   120,300     35,034
2001.....................................................    47,025     20,186
2002.....................................................               12,385
Thereafter...............................................
                                                           --------    -------
     Total...............................................  $285,225    102,639
                                                           --------
                                                           --------
Interest expense.........................................               15,110
                                                                       -------
Net present value of future payments.....................               87,529
Current portion of capital lease obligations.............               32,898
                                                                       -------
                                                                       $54,631
                                                                       -------
                                                                       -------

     Rent expense under operating leases was approximately $116,000, $111,000 and $126,000, for the years ended December 31, 1996, 1997 and 1998, respectively, and $93,000 for each of the nine months ended September 30, 1998 and 1999.

(b) EMPLOYMENT AGREEMENTS

     In December 1999, the Company entered into five-year employment agreements with three of its officers. The employment agreements provide for minimum aggregate annual compensation of $380,000 for the years 2000 through 2004, as well as unspecified annual bonuses. The contracts increase 10% in each of the third, fourth and fifth years. Also, there is a one-year non-competition covenant that commences after termination of employment. All these employment contracts may be terminated or modified by the Company if it fails to complete an initial public offering of securities by June 30, 2000.

7. INCOME TAXES

     The years ended December 31, 1996, 1997 and 1998 include the following components:

                                                             YEAR ENDED DECEMBER 31,
                                                           ---------------------------
                                                            1996      1997      1998
                                                            ----      ----      ----
Federal
     Current.............................................  $(8,573)  $ 8,277   $52,056
     Deferred............................................   26,333    (1,614)    8,089
State
     Current.............................................    4,956    15,283    16,046
                                                           -------   -------   -------
                                                           $22,716   $21,946   $76,191
                                                           -------   -------   -------
                                                           -------   -------   -------

                        INTEGCOM CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (INFORMATION FOR THE NINE MONTH PERIOD ENDED
                   SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

     The components of the deferred tax asset (liability) as of December 31, 1997 and 1998 are as follows:

                                                                1997       1998
                                                                ----       ----
Total deferred tax assets (included in other current
  assets)...................................................  $ 10,414   $  7,882
Total deferred tax liability (non-current)..................   (26,345)   (31,902)
Total valuation allowance...................................        --         --
                                                              --------   --------
Net Deferred Tax Asset (Liability)..........................  $(15,931)  $(24,020)
                                                              --------   --------
                                                              --------   --------

     The reconciliation of estimated income taxes attributed to operations at the United States statutory tax rate to reported provision for income taxes is as follows:

                                                             YEAR ENDED DECEMBER 31,
                                                           ---------------------------
                                                            1996      1997      1998
                                                            ----      ----      ----
Provision for taxes computed using
  statutory rate.........................................  $ 8,100   $ 3,200   $54,100
State taxes, net of Federal benefit......................    4,100     1,700    10,900
Depreciation and amortization............................    8,516    16,246     9,191
Non-deductible expenses..................................    2,000       800     2,000
                                                           -------   -------   -------
     Provision for income taxes..........................  $22,716   $21,946   $76,191
                                                           -------   -------   -------
                                                           -------   -------   -------

8. SHARE OFFERING

     In December 1999, pursuant to an initial offering, the board of Directors authorized management to file a registration statement with the Securities and Exchange Commission to permit the Company to offer 1,000,000 units consisting of one share of common stock and one warrant to purchase one share of common stock (the 'Offering').

9. INCENTIVE STOCK OPTION PLAN

     On December 23, 1999, the directors and shareholders approved the adoption of an Incentive Stock Option Plan (the 'Plan'). Under the Plan, options to purchase a maximum of 500,000 shares of its common stock may be granted to officers and other key employees of the Company.

     The maximum term of any option is ten years, and the option price per share may not be less than the fair market value of the Company's shares at the date the option is granted. However, options granted to persons owning more than 10% of the voting shares will have a term not in excess of five years, and the option price will not be less than 110% of fair market value. Options granted to an optionee will usually vest 33 1/3% of each full year beginning on the first anniversary of the options grant subject to the discretion of the Compensation Committee of the Board of Directors.

     The plan will terminate at December 23, 2009 or on such earlier date as the board of directors may determine. Any option outstanding at the termination date will remain outstanding until it expires or is exercised in full, which ever occurs first.

     As of December 23, 1999, options to acquire an aggregate of 100,000 shares of common stock, all at an exercise price of 90% of the public offering price (see Note 8), had been granted under the Plan to key employees of the Company. An optionee may exercise these options only if and to the extent that these options are vested at that time.

10. EMPLOYEE BENEFIT PLAN

     As of October 1, 1999, the Company began a 'Simple IRA' plan for all eligible employees wishing to contribute. An eligible employee is one that has 1,000 or more hours a year. The Company will match

                        INTEGCOM CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (INFORMATION FOR THE NINE MONTH PERIOD ENDED
                   SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

the employees contribution up to 3% of salary to a maximum of $6,000. The employee's contribution cannot exceed $6,000 in any one year.

11. UNAUDITED PRO FORMA -- EARNINGS PER SHARE

     Upon the closing of the offering contemplated by this prospectus, an additional 1,000,000 shares of common stock will be outstanding together with another 1,000,000 warrants to purchase a 1,000,000 shares of common stock. In addition, the Company will sell at a nominal amount, to the underwriter warrants to purchase 10% of the initial common stock public offering or 100,000 shares. These proformas also have considered the employee incentive stock options granted for 100,000 shares (see Note 9). The unaudited pro forma earnings per share and fully diluted for the year December 31, 1998 and the nine months September 30, 1999 assume this contemplated offering.

12. RELATED PARTY TRANSACTIONS

     The Company has borrowed from officers and/or shareholders various sums during the period. The amounts due them at December 31, 1997, 1998 and September 30, 1999 are as follows:

                                                          1997       1998       1999
                                                          ----       ----       ----
Loans.................................................  $192,493   $193,577   $192,200
Accrued interest......................................   100,736    100,346     92,946

     Amounts of interest charged to income on the above loans for the three years ended December 31, 1996, 1997 and 1998 were $20,000, $20,000 and $19,000, respectively.

     As of December, 1999 these loans along with accrued interest were refinanced from the proceeds of the long term debt (See notes 4 and 5).

     We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this prospectus is current only as of the date of this prospectus.

                                 INTEGCOM CORP.
                                1,000,000 UNITS
                 CONSISTING OF 1,000,000 SHARES OF COMMON STOCK
                             AND 1,000,000 WARRANTS
                             MASON HILL & CO., INC.
                                                    , 2000

     You should rely only on the information contained in this document or to those which we have referred you. We have not authorized anyone to provide you with any other information. This document may be used only where it is legal to sell these securities. The information in this document may not be accurate after the date on its cover.

     Until                , 2000 (25 days after the date of this prospectus) all
dealers that buy, sell or trade these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Board of Director has authorized it to provide a general indemnification to its officers, directors, employees and agents regarding any claims or liabilities incurred in the course of their employment. In addition, its certificate of incorporation and by-laws provide for such indemnification.

     The Registrant was organized as a corporation in the state of Delaware on November 18, 1999. The Delaware General Corporation Law ('DGCL') provides that each officer, director, employee and agent of the Registrant shall be indemnified by it against certain costs, expenses and liabilities which he or she may incur in his or her capacity as such.

     Section #145 of DGCL -- 'Indemnification of Officers, Directors, Employees and Agents; Insurance' provides:

          '(a) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

          (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

          (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

          (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

          (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

          (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

          (h) For purposes of this section, references to 'the corporation' shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

          (i) For purposes of this section, references to 'other enterprises' shall include employee benefit plans; references to 'fines' shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to 'serving at the request of the corporation' shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner 'not opposed to the best interests of the corporation' as referred to in this section.

          (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit to the heirs, executors and administrators of such a person.'

          (k) the Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

ITEM 25. OTHER EXPENSES OF INSURANCE AND DISTRIBUTION*

Registration fee............................................  $5,799
NASD filing fee.............................................  $2,086
Blue Sky fees and expenses..................................
NASDAQ listing fee..........................................   ***
Boston Stock Exchange listing fee and expenses..............
Representatives's Non-accountable expense allowance.........    **
Legal fees and expenses.....................................    **
Accounting fees and expenses................................    **
Printing and engraving......................................    **
Miscellaneous...............................................    **
                                                              ------
     Total..................................................  $ **
                                                              ------
                                                              ------

------------

  * All expenses will be paid by Registrant and, other than the non-accountable expense allowance, are estimated.

 ** To be supplied by amendment.

*** if the Underwriters' over-allotment option is exercised in full.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     On November 30, 1999, Registrant issued an aggregate of 4,000,000 shares of its common stock, par value $.01 per share, to James E. Henry and Irvin F. Witcosky in exchange for all their shareholdings in HBE Acquisition Corp., HBE Central Management, Inc., and Viscom Products, Inc., which are now wholly-owned subsidiaries of Registrant. This transaction was done in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

ITEM 27. EXHIBITS

     The following is a list of exhibits filed as part of this Registration
Statement:


EXHIBIT                                                                   METHOD
NUMBER                    DESCRIPTION OF DOCUMENT                       OF FILING
------                    -----------------------                       ---------
 1.1   -- Underwriting Agreement...................................        *
 1.2   -- Agreement Among Underwriters.............................        *
 1.3   -- Selected Dealer Agreement................................        *
 1.5   -- Form of Representative's Warrants to purchase Shares.....        *
 3.1   -- Certificate of Incorporation of Registrant...............  Filed Herewith
 3.2   -- By-laws of the Registrant................................  Filed Herewith
 4.1   -- Specimen Common Stock Certificate of Registrant..........        *
 4.2   -- Warrant Certificate and Warrant Agreement of
          Registrant...............................................        *
 5.1   -- Counsel's Opinion re: legality of securities.............        *
10.1   -- Employment Agreement between Registrant and James E.
          Henry....................................................  Filed Herewith
10.2   -- Employment Agreement between Registrant and Irvin F.
          Witcosky.................................................  Filed Herewith
10.3   -- Employment Agreement between Registrant and Louis
          Massad...................................................  Filed Herewith
10.4   -- 1999 Incentive Stock Option Plan and form of Stock Option
          Agreement................................................  Filed Herewith

EXHIBIT                                                                   METHOD
NUMBER                    DESCRIPTION OF DOCUMENT                       OF FILING
------                    -----------------------                       ---------
10.6    -- Original Office Lease and Amendments between Registrant and Midland Holding Co., Inc. (Saddle Brook, NJ).........  Filed Herewith
10.7    -- Office Lease between Registrant and Eagle-DFW, Inc.
           (Grand Prairie, Texas)...................................  Filed Herewith
10.8    -- Sales Agreement between Registrant and Mavix, Ltd........  Filed Herewith
10.9    -- Authorized Reseller Agreement between Registrant and
           Lenel Systems International, Inc.........................  Filed Herewith
10.10   -- Resale Agreement between Registrant and Intellikey
           Corporation..............................................        *
10.11   -- OEM Agreement between Registrant and Sungjin C&C, Ltd....        *
16.1    -- Change of Accountants' Letter............................        *
23.1    -- Consent of Independent Certified Public Accountants......  Filed Herewith
23.3    -- Consent of Counsel (to be included in its opinion to be
           filed as Exhibit 5.1)....................................        *

------------

*  To be filed by Amendment

ITEM 28. UNDERTAKINGS

     Registrant hereby undertakes:

     (1) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriting Agreement to permit prompt delivery to each purchaser.

     (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, in the Town of Saddle Brook, New Jersey on January 10, 2000.

                                          INTEGCOM CORP.

                                          By:         /s/ James E. Henry
                                                             ...................
                                                       JAMES E. HENRY
                                                         PRESIDENT

     KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Irvin Witcosky or Louis Massad; his true and lawful attorney-in-fact and agent with full power of substitution, for and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

                SIGNATURE                                  TITLE                         DATE
                ---------                                  -----                         ----
            /s/ JAMES E. HENRY              President, Chief Executive             January 10, 2000
 .........................................    Officer and Director
             (JAMES E. HENRY)

          /s/ IRVIN F. WITCOSKY             Executive Vice President,              January 10, 2000
 .........................................    Secretary and Director
           (IRVIN F. WITCOSKY)

             /s/ LOUIS MASSAD               Vice President, Treasurer,             January 10, 2000
 .........................................    Chief Financial Officer and
              (LOUIS MASSAD)                  Director

            /s/ LEROY KIRCHNER              Director                               January 10, 2000
 .........................................
             (LEROY KIRCHNER)

           /s/ C. JAY PELLICONI             Director                               January 10, 2000
 .........................................
            (C. JAY PELLICONI)

                            STATEMENT OF DIFFERENCES

The trademark symbol shall be expressed as................................. 'TM'
The registered trademark symbol shall be expressed as...................... 'r'